UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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SunTrust Banks, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

SunTrust Banks, Inc.

The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, on Tuesday, April 29, 2008, at 9:30 a.m. local time, for the following purposes:

1.	To elect 4 directors to serve until the Annual Meeting of Shareholders in 2009;

2.	To approve an amendment to the SunTrust Banks, Inc. 2004 Stock Plan;

3.	To ratify the appointment of Ernst and Young LLP as independent auditors for 2008; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on February 20, 2008 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 29, 2008. The 2008 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2007 are also available at www.proxydocs.com/sti under the section entitled “Reports.”

For your convenience, we also offer an audio webcast of the meeting. If you choose to listen to the webcast, go to “Investor Relations” located under “About SunTrust” at www.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our site beginning the afternoon of April 29. (Please note that you will not be able to vote your shares via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described below prior to the meeting.)

We direct your attention to the attached Proxy Statement for more complete information regarding the matters to be acted upon at the Annual Meeting.

By Order of the Board of Directors

Raymond D. Fortin,

Corporate Secretary

February 29, 2008

IMPORTANT NOTICE

Whether or not you plan to attend the Annual Meeting, please vote your shares by: (1) a toll-free telephone call, (2) the Internet, or (3) completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided.

SUNTRUST BANKS, INC.

303 PEACHTREE STREET, N.E.

ATLANTA, GEORGIA 30308

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. in connection with the Annual Meeting of Shareholders of SunTrust to be held in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, on Tuesday, April 29, 2008, at 9:30 a.m. local time. We are first mailing this Proxy Statement and the enclosed proxy to SunTrust’s shareholders on or about March 6, 2008.

Voting your shares. The enclosed proxy is for use if you are unable to attend the Annual Meeting in person or wish to have your shares voted by proxy even if you attend the Annual Meeting. You may revoke the proxy at any time before it is exercised by notice to the Corporate Secretary of SunTrust, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If you do not specify, then the proxies for the proposals described below will be voted as recommended by the Board of Directors.

Method of Voting. You can simplify your voting and reduce SunTrust’s costs by voting your shares via telephone or the Internet. We have designed the telephone and Internet voting procedures to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. If you hold your shares in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please date, sign and return the proxy card.

Webcast of Annual Meeting. We are pleased to offer an audio webcast of the 2008 Annual Meeting. If you choose to listen to the webcast, go to “Investor Relations” located under “About SunTrust” at www.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our site beginning the afternoon of April 29 and available until May 29, 2008. Please note that you will not be able to vote your shares via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described above prior to the meeting.

ELECTION OF DIRECTORS

Director Selection Process

SunTrust maintains a standing Governance and Nominating Committee, which we refer to in this section as the Committee, comprised solely of independent directors who are responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. The Committee periodically reviews the size and composition of the Board and determines whether to add or replace directors. You may access the Committee’s charter on our website at www.suntrust.com.

Nominees for director will be selected based on the following criteria: (i) outstanding achievement in their careers; (ii) broad experience; (iii) independence; (iv) financial expertise; (v) integrity; (vi) financial integrity; (vii) ability to make independent, analytical inquiries; (viii) understanding of the business environment; and (ix) willingness to devote adequate time to Board duties. The Board believes that each director should have, and expects the nominees to have, the capacity to obtain a basic understanding of: (i) the principal operational and financial objectives and plans and strategies of SunTrust; (ii) the results of operations and financial condition of SunTrust and of any significant subsidiaries or business segments; and (iii) the relative standing of SunTrust and its business segments in relation to its competitors. The Committee considers it essential that the Audit Committee have at least one member who qualifies as an “audit committee financial expert.”

The Committee and the Board consider a variety of sources when selecting individuals as potential Board members. Generally, SunTrust does not retain a search firm to assist in the selection of directors. Historically, most of SunTrust’s director nominees have served on one of SunTrust Bank’s local boards or the board of a company acquired by SunTrust, and have had a leadership position with an entity located in a community served by SunTrust. This practice has served SunTrust well and has been used in part to select the candidates that were considered as nominees. The Committee and the Board consider SunTrust Bank local board members to be an excellent source for nominees because their service provides them a better understanding of SunTrust and its operations and increases the level of contribution that individual can make to SunTrust and its constituents. In addition, the Committee considers for nominees certain chief executive officers of publicly held companies headquartered in SunTrust’s markets and directors of companies acquired by SunTrust. SunTrust senior management assembles the list of candidates which the Committee considers. The Committee and Board also consider the diversity of the Board when selecting nominees. The Committee will review this process from time to time and may alter the process in its discretion.

The Committee will consider candidates for director nominees put forward by shareholders. Please refer to the later section of this Proxy Statement entitled, “Shareholder Nominations for Election to the Board” for a discussion of the requirements of a shareholder-nomination. The nomination should state how the proposed candidate meets the criteria described above and the shareholder must comply with the other requirements described in that section. The Committee will consider candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above. The Committee will also adhere to all applicable laws and regulations.

Policy on Majority Voting

In February 2007, we adopted a Policy on Majority Voting for the election of directors. We include that policy in our Corporate Governance Guidelines, which you can view by clicking the heading “About SunTrust” on SunTrust’s website at www.suntrust.com and then clicking on “Corporate Governance.” The policy requires nominees who receive a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender his or her written resignation to the Chairman of the Board for consideration by the Governance and Nominating Committee (the “Committee”) within 5 days following the certification of the shareholder vote. This requirement applies only in an uncontested election of directors, which is an election in which the only nominees are persons nominated by the Board of Directors.

The Committee will then consider such resignation and, within 45 days following the date of the shareholders’ meeting at which the election occurred, make a recommendation to the Board concerning whether to accept or reject such resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by members of the Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “Audit Committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the director’s resignation from the Board would be in the best interests of SunTrust and its shareholders.

The Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the “withheld” votes. The Board will take formal action on the Committee’s recommendation no later than 75 days following the date of the shareholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the Board deems relevant. We will publicly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with a full explanation of the process by which the Board made its decision and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation within 4 business days after the Board makes its decision.

Corporate Governance and Director Independence

The Board of Directors has determined that a majority of SunTrust’s directors are independent. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the New York Stock Exchange. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with SunTrust or its management that may impair the director’s ability to make independent judgments. The Board pays particular attention to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest.

Regulation O requires loans made to executive officers and directors to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons not related to the lender. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Our Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

In addition, we do not consider independent any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O. We also do not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from, SunTrust for property or services in an amount which, in any year, is greater than 2% of such director’s company’s consolidated gross revenues.

The following directors have been determined by the Board to be independent after applying the guidelines set forth above: Messrs. Beall, Correll, Crowe, Farnsworth, Mrs. Frist, Messrs. Garrett, Hughes, Isdell, Ivester, Lanier, Minor, Prince, Dr. Royal, Ms. Williams and Dr. Wynn. Each member of the Compensation Committee, the Governance and Nominating Committee, and the Audit Committee is independent. There are no family relationships between any director, executive officer, or person nominated or chosen by SunTrust to become a director or executive officer.

The Board of Directors conducts a self-assessment annually, which our Governance and Nominating Committee reviews and discusses with the Board. In addition, the Governance and Nominating Committee, the Compensation Committee, the Audit Committee and the Risk Committee also undergo an annual assessment of their performance. The non-management directors of the Board typically meet in executive session at each regularly scheduled meeting, and such meetings are presided over by a Presiding Director selected by a majority of independent directors. Mr. Prince currently serves as the Presiding Director.

SunTrust has adopted a policy requiring directors who change the job responsibility they held when they were elected to the Board to submit a letter of resignation to the Board. The Board, through the Governance and Nominating Committee, will then make a determination as to whether continued Board membership is appropriate.

SunTrust has adopted a Senior Financial Officers Code of Ethical Conduct that applies to SunTrust’s senior financial officers, including its principal executive officer, principal financial officer and controller. SunTrust also has adopted a SunTrust Code of Conduct that applies to all employees, and a Code of Business Conduct and Ethics for members of the Board of Directors. These 3 Codes of Conduct, as well as SunTrust’s Corporate Governance Guidelines, and the charters for the Executive Committee, the Audit Committee, the Governance and Nominating Committee, the Compensation Committee and the Risk Committee, can be found by clicking the heading “About SunTrust” on SunTrust’s website at www.suntrust.com and then clicking on “Corporate Governance.” In addition, this information is available in print to any shareholder who requests it by contacting Steven Shriner, Director of Investor Relations, at 404-827-6714. The Board intends that non-management directors make decisions on matters of corporate governance. As additional corporate governance standards are adopted, they will be disclosed on an ongoing basis on SunTrust’s website.

Shareholder Communications with Directors

The Board of Directors has adopted a process to facilitate written communications by shareholders or other interested parties to the Board. Persons wishing to write to the Board of Directors of SunTrust or a specified director, including the Presiding Director, the non-management directors as a group, or a committee of the Board, should send correspondence to the Corporate Secretary at SunTrust Banks, Inc., P.O. Box 4418, Mail Code 643, Atlanta, Georgia 30302. All communications so received from shareholders or other interested parties will be forwarded to the members of the Board of Directors or to the applicable director or directors if so designated by such person. Anyone who wishes to communicate with a specific Board member, the non-management directors only, or a committee should send instructions asking that the material be forwarded to the applicable director, group of directors or to the appropriate committee chairman.

NOMINEES FOR DIRECTORSHIP

(ITEM 1)

Previously, the Board of Directors determined that the full Board will be comprised of 18 directors. Also, our Articles of Incorporation previously required that the directors be elected to serve for 3-year terms and that the terms of all directors be staggered into 3 classes. However, on April 17, 2007, SunTrust amended its Articles of Incorporation to provide that directors be elected to serve for only 1-year terms. Therefore, each of the 4 directors expected to be elected at this year’s Annual Meeting of Shareholders will serve only until next year’s annual meeting of shareholders and until their successor is elected and qualified. SunTrust expects that 11 members of the Board of Directors who were elected to 3-year terms prior to such amendment will serve the remainder of their terms, which are scheduled to expire at the annual meeting of shareholders to be held in 2009 and 2010, as indicated below. The Nominating and Governance Committee nominated the following persons for election as directors at the Annual Meeting in 2008 for terms expiring in 2009: Patricia C. Frist, Blake P. Garrett, Jr., M. Douglas Ivester, and Karen Hastie Williams.

Two incumbent directors, J. Hyatt Brown and Thomas C. Farnsworth, Jr., will be at least 70 years old at the time of the 2008 Annual Meeting of Shareholders. The terms of these directors and that of another director, L. Phillip Humann, will expire immediately following the Annual Meeting in 2008. Accordingly, the Board has adopted a resolution which will re-set the size of the full Board of Directors at 15 persons immediately following the Annual Meeting in 2008.

You may not vote your proxy for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. If, at the time of the Annual Meeting, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board recommends. The Board has no reason to believe that any nominee will be unable or decline to serve as a director.

Nominees for Terms Expiring in 2009

Patricia C. Frist is a partner in Frist Capital Partners, which invests in equities, real estate and venture capital. Mrs. Frist is also President of Frisco, Inc., an investment corporation, as well as President of the Patricia C. Frist and Thomas F. Frist, Jr. Foundation.

Blake P. Garrett, Jr. is a partner in Garrett and Garrett Construction and related companies (commercial real estate development), and has held such positions since March 1966. Mr. Garrett served as a director of National Commerce Financial Corporation and became a director of SunTrust when National Commerce Financial Corporation merged with SunTrust in October 2004.

M. Douglas Ivester is President of Deer Run Investments, LLC. He retired as Chairman of the Board and Chief Executive Officer of The Coca-Cola Company in February 2000. He served as President and Chief Operating Officer of The Coca-Cola Company from July 1994 until elected Chairman of the Board and Chief Executive Officer in October 1997. He is also a director of S1 Corporation and is Chairman of the Board of the Woodruff Health Sciences Center, Inc.

Karen Hastie Williams is a retired partner in the Washington, D.C. law firm of Crowell and Moring LLP. She is also a director of Chubb Corporation, Continental Airlines, Inc., Gannett Company, Inc. and WGL Holdings, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

DIRECTORS

The following table sets forth for each nominee and each director whose term continues after the meeting, the amount of time the person has been a director of SunTrust, the director’s age, a brief description of the director’s principal occupation and business experience during the last 5 years, and certain other directorships held. Except for Mr. Humann and Mr. Wells, none of the nominees or directors is employed by SunTrust or any entity that is an affiliate of SunTrust.

Name	Director Since	Age	Positions with SunTrust
Robert M. Beall, II	2004	64	Director
Alston D. Correll	1997	66	Director
Jeffrey C. Crowe	2004	61	Director
Patricia C. Frist	2000	68	Director
Blake P. Garrett, Jr.	2004	67	Director
David H. Hughes	1984	64	Director
E. Neville Isdell	2004	64	Director
M. Douglas Ivester	1998	61	Director
J. Hicks Lanier	2003	67	Director
G. Gilmer Minor, III	1998	67	Director
Larry L. Prince	1996	69	Presiding Director
Frank S. Royal, M.D.	1998	68	Director
James M. Wells III	2006	61	President and Chief Executive Officer; Director
Karen Hastie Williams	2002	63	Director
Phail Wynn, Jr.	2004	60	Director

Directors Whose Terms Expire in 2009

Alston D. Correll is the retired Chairman of the Board of Georgia-Pacific Corporation, a manufacturer and distributor of pulp, paper and building products. He is Chairman of Atlanta Equity Investors, LLC, a private equity firm. Until December 2005, Mr. Correll also served as Chief Executive Officer of Georgia-Pacific Corporation. He is also a director of Mirant Corporation and Norfolk Southern Corp.

David H. Hughes is a director of Brown and Brown, Inc. and Darden Restaurants, Inc. Until April 1, 2006, Mr. Hughes also served as Chairman of the Board of Hughes Supply, Inc., a distributor of construction materials. Until May 2003, he also served as Chief Executive Officer of Hughes Supply, Inc.

E. Neville Isdell is Chairman of the Board of Directors and Chief Executive Officer of The Coca-Cola Company and has held these positions since June 1, 2004. Mr. Isdell served as Chairman of the Board and Chief Executive Officer of Coca-Cola Beverages Plc from January 1999 to September 2000. In 2000, it merged with Hellenic Bottling Company to form Coca-Cola HBC, at the time the world’s second-largest Coca-Cola bottler, and Mr. Isdell was its Vice Chairman and Chief Executive Officer from September 2000 to December 2001. After he left Coca-Cola HBC at the end of 2001, Mr. Isdell served as an international consultant to The Coca-Cola Company from January 2002 to May 2004.

G. Gilmer Minor, III is Chairman of the Board of Owens and Minor, Inc., a national distributor of hospital and medical supplies. Until July 2005, Mr. Minors also Chief Executive Officer of Owens and Minor, Inc. He was named Chairman of Owens and Minor, Inc. in May 1994.

James M. Wells III has been President and Chief Executive Officer of SunTrust since January 1, 2007. From December 9, 2004 until December 31, 2006, Mr. Wells was President and Chief Operating Officer of SunTrust. From August 2000 until December 9, 2004, Mr. Wells was a Vice Chairman of SunTrust with responsibility for oversight of SunTrust’s commercial, retail, mortgage and wealth and investment management lines of business, as well as senior executive responsibility for SunTrust’s marketing and corporate strategy units. Since February 2003, Mr. Wells has had responsibility for SunTrust’s technology and operations functions. On December 9, 2004, Mr. Wells added the Corporate and Investment Banking Group to his responsibilities.

Directors Whose Terms Expire in 2010

Robert M. Beall, II is Executive Chairman of Beall’s, Inc., the parent company of Beall’s Department Stores, Inc. and Beall’s Outlet Stores, Inc., which operate retail stores located from Florida to California. Until August 2006, he was also the Chief Executive Officer of Beall’s, Inc. He is also Chairman of the Board of Directors of Beall’s, Inc. and a director of FPL Group, Inc.

Jeffrey C. Crowe is Chairman of the Board of Landstar System, Inc. Landstar System, Inc. and its affiliates provide transportation services to customers throughout North America. Until July 2004, Mr. Crowe was also Chief Executive Officer of Landstar System, Inc. Mr. Crowe was also Chairman of the U.S. Chamber of Commerce from June 2003 until June 2004. From June 2002 to June 2003, he served as Vice Chairman of the U.S. Chamber of Commerce. From October 1993 to October 2003, he served as Chairman of the National Defense Transportation Association. He is also a director of Silgan Holdings, Inc. and PSS World Medical, Inc.

J. Hicks Lanier is Chairman and Chief Executive Officer of Oxford Industries, Inc., a business engaged in the design, manufacture, marketing and sale of consumer apparel products. Mr. Lanier is also a director of Crawford and Company and Genuine Parts Company.

Larry L. Prince is Chairman of the Executive Committee of the Board of Genuine Parts Company, a service organization engaged in the distribution of automotive replacement parts, industrial replacement parts and office products. Until April 2005, Mr. Prince was Chairman of the Board and until August 2004, he was also Chairman of the Board and Chief Executive Officer, of Genuine Parts Company. Mr. Prince is also a director of Equifax Inc. and Crawford and Company.

Frank S. Royal, M.D. is President and a member of Frank S. Royal, M.D., P.C. (family medicine). Dr. Royal is also a director of CSX Corporation, Dominion Resources, Inc. and Smithfield Foods, Inc.

Phail Wynn, Jr. is the Vice President for Regional Affairs for Duke University since January 2008. He retired as President of Durham Technical Community College in December, 2007. Dr. Wynn is a director of North Carolina Mutual Life Insurance Company. He was also a director of National Commerce Financial Corporation, and became a director of SunTrust when National Commerce Financial Corporation merged with SunTrust in October 2004.

Board Committees

The Board has established 5 standing committees. Membership of these committees is as follows:

Audit	Compensation	Executive	Governance & Nominating	Risk
Mr. Crowe	Mr. Correll	Mr. Brown	Mr. Correll	Mr. Beall
Mr. Ivester, Chair	Mr. Hughes	Mr. Humann	Mr. Hughes, Chair	Mr. Farnsworth, Chair
Mr. Lanier	Mr. Minor	Mr. Isdell	Mr. Ivester	Mrs. Frist
Dr. Royal	Mr. Prince, Chair	Mr. Wells, Chair	Mr. Minor	Mr. Garrett
Ms. Williams			Ms. Williams	Dr. Wynn
Dr. Wynn

The terms of 3 incumbent directors, J. Hyatt Brown, Thomas C. Farnsworth, Jr., and L. Phillip Humann, will expire immediately following the Annual Meeting in 2008. Messrs. Brown and Farnsworth will be at least 70 years old at the time of the 2008 Annual Meeting of Shareholders and, therefore, in accordance with SunTrust’s bylaws, are not seeking reelection. Presently, Messrs. Brown and Humann are members of the Executive Committee and Mr. Farnsworth chairs the Risk Committee.

Audit Committee. The Audit Committee appoints, compensates, retains, and directly oversees the work of SunTrust’s independent auditor (subject to shareholder ratification if applicable). It is charged with monitoring

•	the integrity of SunTrust’s financial statements;

•	the independence and qualifications of its independent auditor;

•	SunTrust’s system of internal controls;

•	the performance of SunTrust’s internal audit process and independent auditor; and

•	SunTrust’s compliance with laws, regulations and the codes of conduct.

The Audit Committee also resolves any disagreements between management and the auditors regarding financial reporting. It pre-approves all audit services and permitted non-audit services provided to SunTrust by its independent auditor. It also performs other related duties as defined in a written charter approved by the Board. Our Audit Committee has only members that are independent under our Corporate Governance Guidelines, the Securities Exchange Act of 1934 and applicable rules, and the rules of the New York Stock Exchange. Our Board has determined that Mr. Ivester meets the definition of “Audit Committee financial expert” as defined by the Securities and Exchange Commission’s rules and regulations. Our Board has also determined that Ms. Williams’ service on the audit committees of 3 other companies will not impair her ability to serve on our audit committee. Our Audit Committee held 11 meetings in 2007.

Compensation Committee. The Compensation Committee is responsible for approving the compensation arrangements for senior management. It is also responsible for oversight and administration of certain executive and employee compensation and benefit plans, including the SunTrust Banks, Inc. 2004 Stock Plan, the Management Incentive Plan, the Performance Unit Plan, the 401(k) Excess Plan, the Supplemental Executive Retirement Plan, the ERISA Excess Retirement Plan, and our executive Change in Control Agreements. It also performs other related duties as defined in a written charter approved by the Board. Our Compensation Committee has only members that are independent under SunTrust’s Corporate Governance Guidelines and the rules of the New York Stock Exchange. Our Compensation Committee held 7 meetings in 2007.

Executive Committee. Our Executive Committee held 4 meetings in 2007. The Executive Committee may exercise the authority of full Board except that it may not:

•	approve or propose to shareholders any action that must lawfully be approved by shareholders;

•	fill vacancies on the Board or any committee;

•	amend the Articles of Incorporation;

•	adopt, amend or repeal the Bylaws; or

•	approve a dissolution or merger of SunTrust or the sale of all or substantially all our assets.

Governance & Nominating Committee. The Governance & Nominating Committee is responsible for making recommendations to the Board regarding the size and composition of the Board, reviewing the qualifications of candidates to the Board, and recommending nominees to the Board. It is also responsible for:

•	taking a leadership role in shaping the corporate governance of SunTrust.

•

developing and recommending to the Board a set of corporate governance guidelines, and periodically reviewing and reassessing the adequacy of those principles and recommending any proposed changes to the Board for approval.

•	leading the Board in its annual review of the Board’s performance.

•	addressing committee structure and operations, committee reporting to the Board, committee member qualifications and committee member appointment and removal.

It has sole authority for retaining or terminating any search firm used to identify director candidates and determining such firm’s fees. Our Governance & Nominating Committee also performs other related duties as defined in a written charter approved by the Board. It has only members that are independent under SunTrust’s Corporate Governance Guidelines and the rules of the New York Stock Exchange. It held 4 meetings in 2007.

Risk Committee. The Risk Committee is responsible for assisting the Board in overseeing and reviewing SunTrust’s enterprise risk management framework, including the significant policies, procedures and practices employed to manage credit risk, market risk and operational risk. It is also responsible for overseeing SunTrust’s implementation plan to qualify for the advanced regulatory capital approaches expected to be effective in 2008, including approval of significant components of SunTrust’s credit risk framework, operational risk framework, and disclosure policies as expected to be required by the Federal Reserve Board. It also reviews and discusses with various members of senior management matters related to credit risk, market risk, operational risk, legal, regulatory and compliance risk and enterprise risk management. The Risk Committee held 8 meetings in 2007.

Attendance

Regular meetings of the Board are held quarterly. During 2007, the Board held 11 regular and special meetings, and various committees of the Board met 34 times. All SunTrust directors attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which they served. SunTrust expects, but does not require, directors to attend the Annual Meeting of Shareholders. Last year, all director attended SunTrust’s Annual Meeting of Shareholders.

Director Compensation

The Governance and Nominating Committee determines the amount and form of director compensation. Its procedures regarding the determination of director compensation are similar to those used by the Compensation Committee regarding executive compensation and which are described under the caption, “Compensation Committee Processes and Procedures.”

The table below provides information concerning the compensation of the directors for our most recently completed fiscal year. Except as noted below, all of our non-employee directors are paid at the same rate. We pay each non-employee director an annual retainer of $45,000, which we pay in 2 installments. The Chairs of each of the Governance and Nominating Committee, Compensation Committee, Risk Committee, and Audit Committee also received an additional retainer of $10,000. In addition, we paid each non-employee director a fee of $1,500 for each Board or committee meeting attended. Non-employee directors serving on the Board immediately after our annual meeting of shareholders in April 2007 also received a grant of either 1,200 shares of restricted stock or 1,200 restricted stock units, at their election. Such restricted stock or restricted stock units vest after 1 year. The differences among directors in the table below are a function of additional compensation for chairing a committee, varying numbers of meetings attended and corresponding payments of meeting fees, differences in the FAS 123(R) expense we are required to reflect depending on whether they elected to receive restricted stock or restricted stock units, and payments for service on local bank advisory boards (reported in the “All Other” column if applicable).

Directors may defer their meeting and/or retainer fees payable to them under SunTrust’s Directors Deferred Compensation Plan. We determine the return on deferred amounts as if such funds had been invested in SunTrust common stock or at a floating interest rate equal to the prime interest rate in effect at SunTrust Bank computed on the last day of each quarter, at the election of the director. Pursuant to SEC regulations, we report only above-market or preferential earnings on nonqualified deferred compensation, including such earnings on nonqualified defined contribution plans, if any, in the column “Change in Pension Value and NQDC Earnings.”

Directors that are also employees of SunTrust are not compensated for their service as directors in addition to their compensation as an employee. In 2007, 2 of our directors also served as employees. James M. Wells III served as our President and CEO, and we discuss his compensation in this Proxy Statement beginning under the caption, “Executive Compensation.” Another director, L. Phillip Humann, served as Executive Chairman of the Board.

In 2007, for his services as an employee, we paid Mr. Humann a total of $2,496,829. This consisted of a salary of $725,000, equity compensation expense of $1,638,325, non-equity incentive plan compensation of $960,000, change in pension value of $-976,963, and all other compensation of $150,467. Non-equity incentive plan compensation reflected payment under a 2005 Performance Unit Plan grant covering the 2005-2007 performance period. “All other compensation” consisted of financial planning, $11,800; personal use of SunTrust aircraft, $2,690; club membership, $23,353; security, $360; qualified and nonqualified 401(k) match, $94,416; supplemental disability insurance premiums, $8,189; and tax reimbursements, $9,739. Mr. Humann declined his MIP Award payment in light of our performance in 2007 and did not receive any equity grants in 2007. At December 31, 2007, Mr. Humann held stock options to purchase 772,000 shares, 120,000 unvested shares of performance stock, and 50,000 shares of unvested restricted stock. Also, Mr. Humann’s benefits under the SunTrust Retirement Plan, SunTrust ERISA Excess Plan, and the SunTrust Tier 1 Supplemental Executive Retirement Plan have vested. At December 31, 2007, he was entitled to lump sum retirement benefits of $1,577,578, $2,671,007, and $18,241,553, respectively, under these plans.

On February [    ], 2008, the Company entered into an agreement with Mr. Humann which will become effective April 30, 2008. Pursuant to this agreement, Mr. Humann will serve as a consultant through April 29, 2009 in exchange for $250,000, after which he will retire. In addition, (i) SunTrust and Mr. Humann terminated the existing Change-In-Control Agreement between them, (ii) Mr. Humann agreed to certain non-competition and non-solicitation restrictions, (iii) SunTrust accelerated the vesting of 104,000 shares of performance stock by approximately 6 months to April 30, 2009.

2007 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and NQDC Earnings(4)	All Other Compensation ($)(5)	Total ($)
Beall II, Robert M.	$73,500	$97,749	$0	$0	$0	$171,249
Brown, J. Hyatt	$61,500	$97,749	$0	$0	$2,400	$163,149
Correll, Alston D.	$73,500	$78,930	$0	$0	$0	$152,430
Crowe, Jeffrey C.	$73,500	$97,749	$0	$0	$2,500	$173,749
Farnsworth, Thomas C.	$83,500	$97,749	$0	$0	$0	$181,249
Frist, Patricia	$73,500	$97,749	$0	$0	$15,325	$186,574
Garrett Jr., Blake P.	$73,500	$97,749	$0	$0	$0	$171,249
Garrott, Thomas M.	$28,500	$0	$0	$0	$0	$28,500
Hughes, David H.	$88,000	$97,749	$0	$0	$0	$185,749
Isdell, E. Neville	$63,000	$28,872	$0	$0	$0	$91,872
Ivester, M. Douglas	$91,000	$2,520	$0	$0	$6,000	$99,520
Lanier, J. Hicks	$72,000	$71,397	$0	$0	$8,000	$151,397
Minor III, G. Gilmer	$79,500	$97,749	$0	$0	$0	$177,249
Prince, Larry L.	$82,000	$2,520	$0	$0	$4,000	$88,520
Royal, Frank S.	$76,500	$97,749	$0	$46,069	$0	$174,249
Williams, Karen Hastie	$81,000	$47,691	$0	$5,644	$0	$128,691
Wynn Jr., Phail	$78,000	$97,749	$0	$0	$0	$175,749

(1)	Does not include amounts paid to employee directors. We report amounts paid to James M. Wells III in the Summary Compensation Table and to Mr. Humann in the narrative, above.

(2)

We report in this column the cost recognized for financial statement reporting purposes calculated in accordance with FAS 123(R), but (pursuant to SEC regulations) without reduction for estimated forfeitures. Please refer to footnote 16 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the assumptions related to the calculation of such value. The awards made to each director in 2007 had an aggregate grant date fair value of $100,080, based on the closing market price of $83.40 on the grant date, April 17, 2007. Stock award amounts reflect grants of restricted stock except for Messrs. Correll, Isdell, Ivester and Ms. Williams, which reflect amounts expensed for restricted stock units. We account for restricted stock units using liability accounting and mark the value of the grants to market quarterly. Therefore, the stock award compensation reported for directors who received grants of restricted stock units in the current or prior years will fluctuate as the market price of SunTrust common stock fluctuates. As of December 31, 2007, each director named in the table above (other than Mr. Garrott) held 1,200 shares of unvested restricted stock or 1,200 unvested restricted stock units. Mr. Garrott’s term as a director expired on April 17, 2007.

(3)

As of December 31, 2007, our directors held the following number of unexercised options (vested and unvested): Messrs. Brown, Correll, Hughes, Ivester, and Prince, and Mrs. Frist and Dr. Royal, 6,000; Mr. Farnsworth, 6,166; Mr. Garrott, 612,438; Ms. Williams, 2,000; and Messrs. Beall, Crowe, Garrett, Isdell, Lanier, and Minor, and Dr. Wynn: 0.

(4)

Amounts shown for Dr. Royal and Ms. Williams represent earnings on previously earned board fees, deferred by them under the Crestar Directors’ Deferred Compensation Plan, to the extent the fixed rate earned under such plan exceeds 120% of the applicable federal long-term rate. We report earnings on nonqualified deferred compensation only to the extent such earnings are preferential or “above market.” Our non-employee directors do not participate in our non-equity incentive compensation plans or retirement plans.

(5)	Includes fees (if any) for service on local advisory boards of SunTrust subsidiaries. No non-employee director received perquisites or personal benefits in 2007 in excess of $10,000.

EXECUTIVE OFFICERS

The Board elects executive officers annually following the Annual Meeting of Shareholders to serve until the meeting of the Board following the next Annual Meeting. The following table sets forth the name of each executive officer as of December 31, 2007 and the principal positions and offices he holds with SunTrust. Unless otherwise indicated, each of these officers has served as an executive officer of SunTrust or a principal subsidiary for at least 5 years.

Name	Age	Officers
James M. Wells III	61	President & Chief Executive Officer
William R. Reed, Jr.	61	Vice Chairman
Mark A. Chancy	43	Corporate Executive Vice President and Chief Financial Officer
David F. Dierker	50	Corporate Executive Vice President and Chief Administrative Officer
Thomas E. Freeman	56	Corporate Executive Vice President, Chief Credit Officer, and Chief Risk Officer
Raymond D. Fortin	55	Corporate Executive Vice President, General Counsel and Corporate Secretary
C. Eugene Kirby	48	Corporate Executive Vice President
William H. Rogers, Jr.	50	Corporate Executive Vice President
Timothy E. Sullivan	57	Corporate Executive Vice President and Chief Information Officer

James M. Wells III. President and Chief Executive Officer of SunTrust since January 1, 2007. From December 9, 2004 until December 31, 2006, Mr. Wells was President and Chief Operating Officer of SunTrust. From August 2000 until December 9, 2004, Mr. Wells was a Vice Chairman of SunTrust with responsibility for oversight of SunTrust’s commercial, retail, mortgage and wealth and investment management lines of business, as well as senior executive responsibility for SunTrust’s marketing and corporate strategy units. Since February 2003, Mr. Wells has had responsibility for SunTrust’s technology and operations functions. On December 9, 2004, Mr. Wells added the Corporate and Investment Banking Group to his responsibilities.

William R. Reed, Jr. Vice Chairman of SunTrust since October 1, 2004, with responsibility for SunTrust’s 4 geographic banking groups and the Corporate Sales Administration function. From May 2003 to October 2004, Mr. Reed was President and Chief Executive Officer of National Commerce Financial Corporation. From July 2000 until May 2003 he was Chief Operating Officer for National Commerce Financial Corporation. National Commerce Financial Corporation merged into SunTrust on October 1, 2004.

Mark A. Chancy. Corporate Executive Vice President and Chief Financial Officer of SunTrust since August 10, 2004. In 2006, Mr. Chancy assumed additional responsibility for SunTrust’s merger and acquisition activities. From July 2001 until August 10, 2004, he was Senior Vice President and Treasurer of SunTrust. From 1997 to July 2001, he was Chief Financial Officer of The Robinson-Humphrey Company.

David F. Dierker. Corporate Executive Vice President and Chief Administrative Officer of SunTrust since December 9, 2004. From January 2000 to November 2004, Mr. Dierker served as Strategic Financial Officer of SunTrust.

Thomas E. Freeman. Corporate Executive Vice President and Chief Credit Officer since January 19, 2006, and Chief Risk Officer of SunTrust since August 14, 2007. Prior to joining SunTrust, Mr. Freeman was a Principal at KPMG where he was responsible for providing credit risk and other advisory services to a variety of clients including larger commercial banks. He joined KPMG in 2004 after a 14-year career at Fleet Boston Financial and its predecessors, where he held a series of increasingly responsible positions including: managing director, corporate strategy and development; consumer lending executive credit officer; director of portfolio management; and corporate vice president, commercial real estate.

Raymond D. Fortin. Corporate Executive Vice President since December 9, 2004 and General Counsel. Mr. Fortin is responsible for legal affairs and also serves as Corporate Secretary.

C. Eugene Kirby. Corporate Executive Vice President with responsibility for the retail banking line of business, the commercial line of business, consumer product management, call center operations and corporate marketing. Prior to 2002, Mr. Kirby was the Director of eBusiness for SunTrust and prior to that he was a regional retail line of business manager. He assumed responsibility for the corporate marketing activities in November 2006. He assumed responsibility for the commercial line of business and consumer product management in August 2007.

William H. Rogers, Jr. Corporate Executive Vice President with responsibility for the wealth and investment management, corporate and investment banking, and mortgage lines of business. Since October 2000, Mr. Rogers has had responsibility for the wealth and investment management line of business. In December 2004, Mr. Rogers assumed responsibility for SunTrust’s mortgage and commercial lines of business. In November 2006, Mr. Rogers assumed responsibility for SunTrust’s corporate and investment banking lines of business.

Timothy E. Sullivan. Corporate Executive Vice President and Chief Information Officer since January 2003, with responsibility for technology and operations. In November, 2006, Mr. Sullivan assumed expanded responsibility for SunTrust’s payments strategy. Prior to January 2003, he served as executive vice president and group technology executive at Wells Fargo Corporation.

EXECUTIVE COMPENSATION

Compensation Committee Processes and Procedures

The Compensation Committee of the Board, which we refer to in this section as the Committee, makes decisions regarding the compensation of our executives. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate key management employees effectively and in a manner consistent with our stated compensation strategy and the requirements of the appropriate regulatory bodies. The Committee also oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for the executive incentive programs, and certain employee benefits. The Board appoints each member of the Committee and has determined that each is an independent director.

The Committee’s policy requires it to review executive officer compensation at least annually. The Committee makes these reviews to ensure that senior management compensation is consistent with our compensation philosophies, company and personal performance, changes in market practices, and changes in an individual’s responsibilities. At the Committee’s first regular meeting each year, which it typically holds in February, the Committee makes a more specific review which focuses on performance and awards for the most recently-completed fiscal year.

To assist in its efforts to meet the objectives outlined above, the Committee has retained Towers Perrin, a nationally known executive compensation and benefits consulting firm to advise it on a regular basis on the executive compensation and benefit programs. The Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Committee. The consultant reports to the Committee Chairman. Pursuant to the Committee’s charter, the Committee has the power to hire and fire such consultant and engage other advisors.

The Committee has the authority to determine, and approve, the individual elements of total compensation paid to the CEO and other executives holding the title of Corporate Executive Vice President or higher, and the general elements of total compensation for other senior officers. The Committee reviews the performance and compensation of the Executive Chairman of the Board and the CEO, and each of their direct reports, which includes all of the executive officers named in this Proxy Statement. The CEO and members of SunTrust’s Human Resources assist in the reviews of such direct reports. Presently, the consultant supports such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with our philosophies and objectives discussed above. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant, and the Committee annually reviews the general elements of such compensation. The Committee also approves the size of the pool of stock-based awards to be granted to other employees, but delegates to the CEO or to the Chief Administrative Officer the authority to make and approve specific awards to employees other than the named executive officers.

In determining the amount of named executive officer compensation each year, the Committee reviews competitive market data from the banking industry as a whole and the peer group specifically. It makes specific compensation decisions and awards based on such data, company performance, and individual performance and circumstances. With regard to formula-based incentives, the Committee develops performance targets using management’s internal business plan, industry and market conditions, and other factors.

COMPENSATION DISCUSSION AND ANALYSIS

Overall Compensation Philosophy and Objectives

SunTrust welcomes the opportunity to share this Compensation Discussion and Analysis (CD&A) with our shareholders. We understand that investors have a vested interest in executive compensation, with a specific focus on the Named Executive Officers (NEOs). The NEOs include our Chief Executive Officer, Chief Financial Officer, and our 3 other most highly compensated executive officers.

This section summarizes, with respect to the compensation paid to our NEOs:

•	Our executive compensation programs.

•	The objectives of our executive compensation programs.

•	Recent decisions by us regarding 2008 compensation.

We have designed a compensation framework to drive financial performance and increase shareholder value. The principles of this framework include:

•	Pay should align with performance.

•	Pay should be competitive with the market.

•	Pay should be at risk to align with shareholder risk.

We designed our compensation programs to accomplish the following objectives:

•	Attract talented and experienced executives.

•	Retain the executive management required to lead SunTrust.

•	Encourage improvement in individual and business performance.

•	Recognize the importance of improving shareholder value.

Decisions Regarding Composition of Total Compensation

Total direct compensation for all NEOs is a mix of cash and long-term incentives. Total cash includes base salary and the short-term incentive plan. Long-term incentives includes both equity and long-term cash. Base salary is the only portion of compensation that is not at risk. We attempt to provide a majority of all compensation (known as total direct compensation) paid to our NEOs as non-cash, and tie more than 70% to our performance. This means that shareholder returns, along with corporate, business unit and individual performance, both short and long term, determine the largest portion of executive pay. The Committee uses stock options and performance units to motivate executives to align the executives’ interests with shareholders’ interest and to focus on the long-term performance of the business. Our emphasis on compensation elements other than base salary subjects our executives to downside risk related to our performance, and this significantly affects their overall compensation.

Corporate and Individual Performance Measures

Building on our pay for performance principle, we choose corporate performance measures that are key to our financial success. For example, we base payments under our short-term incentive plan, the Management Incentive Plan (MIP), on both Net Income Available to Common Shareholders and Return on Equity. We also establish individual performance measures annually under MIP. We base payments under our long-term plan, the Performance Unit Plan (PUP), on growth in earnings over a 3-year period.

For our NEOs, we tie formula-driven compensation almost entirely to corporate performance, although individual performance also affects pay. For example, each year the Committee considers merit increases to base pay tied to individual performance. Also, the Committee has the discretion to revise payouts under MIP based on individual performance. The CEO also has similar discretion with respect to MIP payouts. The Committee considers individual performance, long term potential, and the other NEOs’ individual factors when determining the size of long-term incentive compensation grants. Among the elements of individual performance considered by the Committee are leadership, talent management, risk management, and improvement in financial performance, including growing the business, efficiency and productivity.

Market Competitiveness

To ensure that SunTrust continues to offer competitive total compensation to our NEOs, annually we review the marketplace where we compete directly for executive talent. We look at the market in 2 ways: as a select group of peer companies and as a broader financial services industry. From this review, we generally target total compensation (including base salary, short-term incentives, long term incentives and benefits) at peer median.

Our primary market focus is our select group of peer companies. We chose these companies based on generally similar attributes of size, number of employees, product offerings, and geographic scope. Currently, our peer group consists of the following companies:

• Bank of America Corporation.	• PNC Financial Services Group Incorporated.

• BB&T Corporation.	• Regions Financial Corporation.

• Fifth Third Bancorp.	• US Bancorp.

• KeyCorp.	• Wachovia Corporation.

• National City Corporation.	• Wells Fargo and Company.

In some cases, the availability of relevant peer information is limited for some specific executive positions. We also recognize that we may compete for the same executive talent with all financial services companies. Additionally, we believe that the integrity of our executive compensation decisions improve with additional information. To accomplish that goal, we seek financial services industry compensation data from quality, published surveys which are relatively easy to obtain. The surveys include data from commercial banks, thrifts, diversified financial services, consumer finance, asset management, investment banking, and insurance companies of approximately the same asset size. Specifically, the Committee uses this data, in addition to the peer group data, largely in the review of base salaries, but the Committee also uses it when making short-term and long-term incentive decisions.

We believe that our market review assists us in making executive compensation decisions that are consistent with our objectives, especially those of attracting, retaining and motivating our executive officers. Also, because the current marketplace is the most relevant, when making annual executive compensation decisions, the Committee does not take into account an individual’s accumulated value from past compensation grants.

Executive Compensation Program Overview

Our executive compensation program has 4 parts:

•	Base Salary.

•	Short-Term (Annual) Incentives.

•	Long-Term Incentives. and

•	Benefits.

1. Base Salary

We pay base salaries to attract and retain talented executives. The level of base salaries we pay depends mostly on their experience, duties, and scope of responsibility. We generally base annual increases to base salary on an individual’s performance and/or changed responsibilities. We target the level of base salary at peer median to be competitive. For this level of executive, we emphasize compensation that is at risk based on our performance. Base salary directly affects the size of MIP awards, because we express MIP awards as a percentage of salary. Base salary also indirectly affects the level of benefits.

2. Short-Term (Annual) Incentives

The Management Incentive Plan (MIP) is our short-term cash incentive which rewards the achievement of annual performance goals, primarily financial goals. We designed the MIP to:

•	Support our strategic business objectives.

•	Promote the attainment of specific financial goals.

•	Reward achievement of specific performance objectives.

•	Encourage teamwork.

All NEOs participate in MIP. The amount paid to an executive under MIP is a function of:

•	The executive’s target (percentage of base salary) as determined through our competitive market review of their role.

•	The level of achievement of MIP goals which were established by the Committee for the executive.

•	The payout amounts established by the Committee which correspond to minimum, target, and maximum levels of performance.

We target our annual incentive at the median of peer practice. The size of the annual incentive indirectly affects the size of pension benefits and the potential payment under our change in control agreements, discussed below.

In February of each year, the Committee establishes target performance measures based largely on management’s confidential business plan and corresponding budget for that year, which would include revenue growth, cost reductions, and profit improvement. The MIP has 2 performance measures: Net Income Available to Common Shareholders (75% weighting) and Return on Equity (25% weighting). The Committee also sets minimum and maximum performance levels for each performance measure. Maximum award targets reflect very ambitious goals which can only be attained when business results are exceptional and which have never been met, thus justifying the higher award payments.

For the NEOs, we base all MIP performance measures solely on corporate performance measures because they hold positions that have a substantial impact on the achievement of those measures. This approach also suggests that the collective individual performance will result in improved business performance and a favorable impact on shareholder value.

Actual payouts under MIP depend on the level at which we achieve the performance measures. Achievement at target for each performance measure results in a final award payment equal to the target incentive award payment. Actual performance at only the minimum performance level results in a final award payment equal to 50% of the target award amount. Actual performance above the target produces an award greater than the target award, up to 200%. We use straight-line interpolation to calculate payout values between minimum, target, and maximum levels. This means that we determine actual payouts by formula and that payouts are directly proportional to actual performance. Each 1% of actual performance below target but above the minimum affects the payout by 5%, and each 1% of actual performance above target but below the maximum affects the payout by 10%. For example, if actual performance were determined to be 97% or 3% below target, then the payout would be 85% of target. Similarly, if actual performance were determined to be 103%, or 3% above target, then the payout would be 130% of target. For 2007, the Committee set minimum, target and maximum goals for net income available to common shareholders (in millions) of $1,995.3, $2,217.0, and $2,438.7 and return on equity of 12.35%, 13.0%, and 14.3%.

The Committee reviews actual performance relative to pre-set goals and, in doing so, determines the amount of any final award payment. In determining final awards, the Committee considers adjusting GAAP Net Income Available to Common Shareholders and Return on Equity for unplanned, unusual or non-recurring items of income or expense. In addition, the Committee has the discretion to increase or decrease such amount to be paid to the CEO, and the CEO has the discretion to increase or decrease the amount to be paid to the other NEOs. During 2007, the financial industry faced significant challenges. Mark-to-market requirements and credit pressures caused by volatility in the mortgage and capital markets impacted earnings significantly. For the 2007 MIP, both Net Income Available to Common Shareholders and Return on Equity fell below the minimum, which would have resulted by formula in a zero MIP payment. However, the Committee recognized that with these adverse industry financial conditions, it was important to balance pay for performance with the retention of key talent. As a result, the Committee exercised its discretion to pay the corporate portion of MIP at the minimum level, 50% of target, for all participants. However, Mr. Wells and Mr. Rogers declined this discretionary award, resulting in a zero 2007 MIP payment to these officers. In 2007, the CEO exercised his discretion under the plan and reduced the MIP payment to certain of his direct reports on a case by case basis after considering line of business performance, individual responsibilities, overall financial performance, and other factors.

3. Long-Term Incentives

We reward effective long-term management decision making through our long-term incentives. These incentives focus attention on long-range objectives and future returns to shareholders. Currently, we use the PUP and time-vested stock options to provide long-term incentives to our NEOs. We target roughly equal awards under PUP and stock options in order to balance the 3-year Net Income Available to Common Shareholders and Earnings Per Share measures under PUP, with the long-term stock price measure reflected in the use of stock option grants. For our NEOs, we target the median of peer practice, both when determining the size of long-term incentives and when allocating between long-term and currently paid out compensation.

The Committee has closely examined the relationship between the PUP portion of our long-term incentive plan and the extraordinary industry challenges experienced in 2007. Additionally, we have considered the continuing financial volatility caused by mark-to-market adjustments and severe credit pressures within our industry. Lastly, the Committee is very concerned with the ability to attract, retain, and motivate talent at a time when it is needed most. As a result, we will shift from PUP to restricted stock for senior executives in 2008 and future years.

Performance Unit Plan

The purpose of the PUP is to promote the long-term interests of SunTrust and of our shareholders. It rewards those executives who contribute significantly to our long-term strategy development and financial performance.

Like MIP, the amount paid to an executive under PUP is a function of:

•	The number of PUP units granted to the executive as determined through our competitive market review of their role.

•	The level of achievement of PUP performance measures.

•	The payout amounts established by the Committee which correspond to minimum, target, and maximum levels of performance.

Each PUP unit has a target value of $30. The Committee determines the final value of each unit at the conclusion of a 3-year performance cycle. We establish one or more measures of corporate performance at the beginning of each performance cycle and corresponding minimum, target, and maximum unit values at given levels of performance. The performance measures for the 2007-2009 performance cycle were 3-year cumulative Net Income Available to Common Shareholders and 3-year cumulative Earnings Per Share.

The Committee sets target performance measures based in part upon our confidential business plan and corresponding budget. For the 2007-2009 cycle, the Committee set the 3-year consolidated Net Income Available to Common Shareholders and 3-year consolidated Earnings per Share targets based on industry expectation, market opportunities, and other factors the Committee believed were relevant. For the 2005-2007 performance cycle, the Committee set minimum, target and maximum goals for 2005-2007 cumulative net income available to common shareholders (in millions) of $5,802.0, $6,447.0, and $7,092.0, and 2005-2007 cumulative earnings per share of $16.01, $17.79, and $19.57 per share.

At the end of each 3-year performance cycle, the Committee determines the payout value using the higher of actual Net Income Available to Common Shareholders or Earnings per Share relative to the minimum, target and maximum performance objectives for the 3-year performance cycle. Achievement of the performance targets results in a final award payment corresponding to the target incentive award payment, depending on the level of achievement. Actual performance at the minimum performance level results in a final award payment equal to 50% of the target award amount, and actual performance below the minimum results in no final award payment. Actual performance above target produces a larger than target award, up to 200% of target award. We use straight-line interpolation to calculate payout values between minimum, target, and maximum levels. This means that we determine actual payouts by formula and that actual payouts are directly proportional to actual performance. Each 1% of actual performance below target but above the minimum affects the payout by 5% and each 1% of actual performance above target but below the maximum affects the payout by 10%. For example, if actual performance were determined to be 97% or 3% below target, then the payout would be 85% of target. Similarly, if actual performance were determined to be 103% or 3% above target, then the payout would be 130% of target.

The Committee assesses actual performance relative to the performance targets and thereby determines the amount of any final award payment. The Committee has the discretion to adjust actual results. However, because PUP performance cycles are longer than under MIP, absent extraordinary events, the Committee typically does not exercise this discretion. The Committee determined that, based on the higher EPS performance results over the 2005-2007 cycle, we achieved a minimum payment of $15 per PUP unit.

Stock Options

In addition to the PUP, we make annual stock option awards to senior executives. We use these awards to provide a long-term linkage between the interests of the executives and our shareholders and to attract and retain executive talent. Stock options represent approximately half of our NEOs long-term incentive compensation. Stock options generally have a ten-year term and vest (100%) 3 years after the date of grant. The executive benefits only to the extent our stock price appreciates, which is aligned with shareholder return.

2008 Long-Term Incentive Changes

The Committee has thoroughly considered the significant challenges that we and our industry faced in 2007. Going beyond its 2007 discretionary MIP decision, it examined our long-term incentives as well. From that thorough review, several modifications to our long-term incentives will be made in 2008, reflecting continuing industry volatility and a concern to retain key talent to lead us through this turbulent time.

First, the Committee has decided to cancel the outstanding 2006-2008 and 2007-2009 PUP cycles. Current market conditions within the financial services industry have made it increasingly difficult to project earnings over a 3-year period, as is the case with PUP. The PUP goals, for these outstanding cycles, were set before entering this period of unprecedented volatility and as a result there is a high probability that there would be no incentive payout for them. That outcome does not align with our pay for performance and retention strategies. Because of this cancellation, the Committee has approved a special, one-time grant of restricted stock to be made in 2008 to all PUP participants, including the NEOs. The Committee considered the target value of the original PUP grant, 2007 performance shortfalls, the transition from cash to equity awards, and overall market conditions in determining the appropriate grant size. The resulting grant size is a lesser value than the original PUP grant value because of 2 reasons: a reduced stock price and an additional 10% discount factor.

Second, the Committee intends to replace PUP with grants of restricted stock in 2008 and in future years for the NEOs and other senior executives. This change will increase the proportion of total direct compensation that we pay in stock, rather than cash, and will further align NEO pay with shareholder returns. The Committee expects that restricted stock and stock options will comprise roughly equal parts of the long-term incentive. The Committee believes that its decision to replace PUP with restricted stock will more closely align our practices with peer practices.

4. Benefits

A. 401(k) Plan and 401(k) Excess Plan Matching Contributions

We offer a qualified 401(k) Plan and a nonqualified 401(k) excess plan to provide tax-advantaged savings vehicles. We make matching contributions to the 401(k) Plan and the 401(k) Excess Plan to encourage employees to save money for their retirement. These plans, and our contributions to them, enhance the range of benefits we offer to executives and enhance our ability to attract and retain employees.

Under the terms of the qualified 401(k) Plan, employees may defer from 1% to 20% of their eligible pay, and we match the first 3% on a dollar-for-dollar basis, and 50% of the next 2% for a total match of 4% of eligible pay for each participant who defers 5% or more of his or her eligible pay. We deposit our matching contribution into the 401(k) Plan’s common stock fund and all matching contributions are immediately eligible for diversification by participants.

We also maintain a nonqualified 401(k) Excess Plan to provide benefits that would have otherwise been provided under the qualified 401(k) Plan to certain participants but for certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Generally, members of senior management whose eligible pay exceeds the qualified plan compensation limit are eligible for the 401(k) Excess Plan. Because the 401(k) Excess Plan is unfunded, we account for all participants’ deferrals plus our matching contributions in phantom units. Participants’ investment choices in the 401(k) Excess Plan mirror many of the investment options allowed in the 401(k) Plan, except that participants may not choose any investment vehicle tied to the value of SunTrust common stock or to a bank collective fund.

We determine our matching contributions to both plans in part by the level of participation by the executive. We cap our matching contributions at specific amounts (except in the 401(k) Excess Plan, where we do not subject Mr. Wells and a small number of other participants who are not NEOs to the matching limit because they have protected rights from prior, similar plans). We established the maximum limits on our matching contributions by reference to market and peer practices.

B. Perquisites and Other Benefits

Most perquisites, namely financial planning, club memberships, and home security and the associated cash payments to cover the tax liability to the executives for the imputed value of these benefits, will be eliminated from the overall compensation package beginning January 1, 2008. The Committee made small adjustments to each NEOs base salary to assist with perquisites that they might want to individually continue.

C. Post-Termination Compensation

Retirement Plans. We maintain both qualified and nonqualified defined benefit retirement plans that we have designed to work together to provide target retirement pay to our senior executives. We pay the entire cost of benefits under these plans, which are in addition to our defined contribution plans, such as the 401(k) and 401(k) Excess Plans described above, and the Deferred Compensation Plan, which encourage participants to set aside part of their current earnings to provide for their retirement.

The SunTrust Retirement Plan is a tax-qualified plan, available to almost all employees. It provides monthly payments for a participant’s lifetime, usually beginning at age 65, although benefits may begin as early as age 55 with 5 years of service. The National Commerce Financial Corporation Retirement Plan is also a tax-qualified plan, which SunTrust acquired with the merger with NCF in 2004. We froze this plan and, of the NEOs, only Mr. Reed has a benefit payable from this plan based on his service prior to 2005. In addition to the SunTrust Retirement Plan, we also maintain 4 nonqualified defined benefit type plans—the ERISA Excess Plan, the SunTrust Supplemental Executive Retirement Plan (“SERP”), a frozen Crestar SERP, and a frozen NCF SERP (“NCF SERP”). We designed these nonqualified plans to work together with the SunTrust Retirement Plan to provide an overall targeted level of retirement benefits.

We provide pension benefits in order to attract and retain executives. Each plan’s benefit formula determines the amount payable under the plan to each NEO. We describe the formulas in the narrative preceding the “Pension Benefits Table” below. The amount of benefits varies based upon the plan, the executive’s years of service with us, and the executive’s compensation (primarily base salary, MIP and PUP.) The targeted retirement level is determined by the SERP.

Changes to Our Retirement Plans Effective January 1, 2008

Effective January 1, 2008, we made several changes to our qualified retirement plan and 401(k) Plan. These changes result in changes to our non-qualified retirement plans. Generally, the changes reflect a shift towards account balance formulas and a shift away from traditional annuity-type formulas. Accrued balances under the SunTrust Retirement Plan were frozen at year end and new formulas went into effect on January 1, 2008. Participants with at least 20 years service could elect to continue to accrue benefits under a traditional pension formula that uses a cash balance formula at a lower accrual rate, or participate in a new cash balance personal pension account (PPA). Participants with less than 20 years service will participate only in the PPA. We also made similar changes to the benefit formulas under our ERISA Excess and SERP Plans, which we discuss in greater detail in connection with the Pension Benefits Table below. Generally, benefits under previous formulas were frozen and current participants will accrue benefits under reduced formulas.

At the same time, we made enhancements to our 401(k) Plan. Effective January 1, 2008, we increased our match to 100% on the first 5% of eligible pay for all employees. We also eliminated the cap on eligible earnings in the 401(k) Excess Plan for Tier 2 SERP participants. (Previously, only Tier 1 SERP participants did not have this cap.) This change will allow larger deferrals, which will result in increase the amount that they may defer, and depending on the amount our NEOs defer, may increase our matching contributions.

Change in Control Agreements. We have entered into Change in Control Agreements (“CIC Agreements”) with members of senior management, including each of our NEOs. Except for these CIC Agreements, and our broad-based severance policy, none of our NEOs has an employment agreement which requires us to pay their salary for any period of time. We entered into the CIC Agreements because the banking industry has been consolidating for a number of years and we do not want our executives distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. We think it is important that our executives can react neutrally to a potential change in control and not be influenced by personal financial concerns.

We believe that CIC Agreements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, our CIC Agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that we will become obligated to make payments under the CIC Agreements only if the executive’s employment actually terminates as a result of the change in control. The CIC Agreements provide these same protections to our executives who we terminate without “cause” or who terminate for “good reason” in the period beginning with shareholder approval of a change in control and ending on the date the change in control is completed. Our stock option agreements and other long-term incentive compensation arrangements (other than PUP, MIP, and performance stock grants made prior to 1998) also require the double trigger in order for accelerated vesting to occur in connection with a change in control.

We believe our CIC Agreements are consistent with market practice and assist us in retaining our executive talent. We set the level of benefits at either 2 times or 3 times annual salary plus bonus in lump sum payments to remain competitive with the banking industry as a whole and specifically with our peer group. We condition all payments under the CIC Agreements on an executive agreeing to non-compete, non-solicitation and non-disparagement provisions.

Upon a change in control followed by a termination of the executive’s employment by us without “cause” or by the executive for “good reason,” the CIC Agreements require us to pay or provide the following to the executive:

•

a lump sum payment equal to 2 or 3 times the sum of the executive’s base salary (the highest amount in effect anytime during the 12 months preceding the executive’s termination date) and the executive’s incentive compensation (calculated as the higher of the target MIP and PUP for the year of termination or the average of the executive’s 3 years of MIP and PUP payouts prior to the termination year).

•

a prorated amount, according to days worked, of MIP and PUP awards for each incomplete performance period, based on the higher of the targeted amount or the projected amount if the executive had remained employed through the end of the year of his employment termination.

•	up to 2 or 3 years’ of additional coverage under our health, dental and life plans.

•	payment of excise taxes for excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code, plus any interest and penalties imposed by the IRS.

In addition, upon such termination, all outstanding stock options vest immediately and all restrictions on restricted stock and performance stock lapse. Also, we will provide 2 or 3 years of additional service and age credit in the SERP, immediate vesting in the SERP, earnings in the SERP formula based on a 1-year rather than the normal 3-year average, and early commencement permitted prior to age 60 with a reduction of 3% per year prior to age 60.

Other Guidelines and Procedures Affecting Executive Compensation

Stock-Based Compensation—Procedures Regarding Committee Approval and Delegation of Authority. The Committee approves all grants of stock-based compensation to the Executive Chairman and the CEO, and persons reporting to either the Executive Chairman or the CEO. (In previous years, when we did not have an Executive Chairman, the Committee would approve all grants of equity-based compensation to the CEO and COO, and all executives reporting to either the CEO or COO.)

The Committee also approves the size of the pool of stock-based awards to be granted to other employees, but delegates to the CEO or to the Chief Administrative Officer the authority to make and approve specific awards to employees other than those who report directly to the CEO. While the Committee delegates specific grant-making authority to the CEO or CAO (except with respect to the senior officers described above), the Committee reviews such grants and oversees the administration of the program.

Stock-Based Compensation—Procedures Regarding Timing and Pricing of Awards. Our policy is to make grants of equity-based compensation only at current market prices. We set the exercise price of stock options at the closing stock price on the date of grant, and do not grant “in-the-money” options or options with exercise prices below market value on the date of grant. It is also our policy to make grants only on the dates of regularly scheduled meetings of the full Board of Directors. Further, it is our policy to make the majority of such grants on the date of the February meeting of our Board of Directors (although we make a small percentage of grants at other times throughout the year on the date of regularly-scheduled meetings of the full Board of Directors in connection with exceptional circumstances, such as the hiring or promotion of an executive officer, special retention circumstances, or merger and acquisition activity).

We try to make stock award and stock option grants at times when they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Similarly, we do not set the grant date of stock options to new executives in coordination with the release of material non-public information and, instead, these grants, like all other grants, have grant dates corresponding to the date of the February Board meeting or the next pre-selected off-cycle grant date.

We chose the February meeting of our Board of Directors because it is the first meeting of the Board of Directors after financial results for the completed year have been publicly announced, and because it allows time for performance reviews following the determination of corporate financial performance for the previous year. This allows us to make grants at a time when our financial results have already become public, and when there is little potential for abuse of material non-public information in connection with stock or option grants. We believe we minimize the influence of our disclosures of non-public information on the exercise price of these long-term incentives by selecting dates well in advance and which fall several days or weeks after we report our financial results, and by setting the vesting period at 1 year or longer. We follow the same procedures regarding the timing of grants to our executive officers as we do for all other participants.

Role of Executive Officers in Determining Executive Compensation. The Committee oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for the executive incentive programs, and certain employee benefits. The Committee has the authority to determine, and approves all compensation and awards, to the CEO and other executives holding the title of Vice Chairman or higher. The Committee reviews the performance and determines and approves the compensation of the Executive Chairman and the CEO, and each of their direct reports, which includes all of the executive officers named in this Proxy Statement. The CEO and members of SunTrust’s Human Resources assist in such reviews. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant, and the Committee annually reviews the general elements of such compensation. The Committee also approves the size of the pool of stock-based awards to be granted to other employees, but delegates to the CEO or to the Chief Administrative Officer the authority to make and approve specific awards to employees other than the NEOs. Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

Adjustments to Incentive Compensation as a Result of Financial Statement Restatements. The Committee’s practice is to consider adjusting future awards or recovering past awards in the event of a material restatement of our financial results. If, in the exercise of its business judgment, the Committee believes that it is in our best interests to do so, we will seek recovery or cancellation of any bonus or incentive payments made to an executive on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results where the Committee determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in such performance targets being achieved which would not have been achieved absent such misconduct.

Share Ownership and Share Retention Guidelines. Although our directors and executive officers already have a significant equity stake in SunTrust (as reflected in the beneficial ownership information contained in this Proxy Statement), we have adopted a share ownership and retention policy for directors and a share retention policy for senior management to formalize these important principles of share ownership and share retention. We recently modified this policy in connection with our change of part of our long term incentive from PUP to restricted stock.

We require our CEO to own SunTrust common stock worth at least 5 times his base salary. We require his direct reports and other Management Committee members, which include all of the other executive officers in this Proxy Statement, to own stock equal to 3 times their base salary. We allow these officers 5 years to meet this ownership requirement, measured from the later of the date of adoption of this policy and the date they became subject to the policy. We count unvested restricted stock and SunTrust common stock or its equivalent held in the 401(k) plan or similar plan towards such requirement, but do not count shares to the extent that the risk of ownership has been hedged. We require all executives subject to the policy to certify annually to us that they have complied with the policy.

We also require our CEO to retain all of the shares acquired upon exercise of an option (net of income taxes and exercise price) for at least 1 year. Similarly, we require the CEO’s direct reports to retain 75%, and other Management Committee members to retain 50%, of the net shares acquired upon exercise of an option for at least 1 year.

We require non-employee members of our Board of Directors to own at least 4,000 shares of SunTrust common stock. We count restricted stock, restricted stock units, and deferred or phantom stock towards this requirement. We allow members of the Board of Directors 5 years in which to meet this requirement, measured from the later of the date we adopted this policy or from their election to the Board.

Tax Considerations

It has been and continues to be the Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. We also take into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our executive officers which might have the effect of frustrating the purpose(s) of such compensation. We consider several provisions of the Internal Revenue Code.

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the 3 other highest paid executive officers (other than the CFO) at the end of such year, which executives we refer to as covered employees, will not be deductible for federal income tax purposes unless: (1) the compensation qualifies as “performance-based compensation,” and (2) we advised our shareholders of, and our shareholders have approved, the material terms of the performance goals under which we pay such compensation and, under certain conditions, such shareholders have re-approved the material terms of the performance goals within the last 5 years. At the 2005 Annual meeting, our shareholders approved the material terms of the performance goals under which compensation is paid under our MIP and PUP.

Sections 280G and 4999. We provide our NEOs with change in control agreements. Our CIC Agreements provide for tax protection in the form of a payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payer of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must exceed 3 times the executive’s base amount in order to be considered an excess parachute payment, and then the IRS imposes the excise tax on the portion that exceed the executive’s base amount. The intent of the reimbursement is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change in control. We believe the provision of tax protection for excess parachute payments for our executive officers is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of our overall executive compensation program.

Section 409A. Internal Revenue Code Section 409A generally governs the form and timing of nonqualified deferred compensation. Section 409A imposes sanctions on executives nonqualified deferred compensation benefits that fail to comply with Section 409A rules, including accelerated income inclusion, a 20% penalty and an interest penalty. We currently operate our plans in good faith compliance with Section 409A as permitted by the Internal Revenue Service. We will amend our plans as necessary to comply with Code Section 409A requirements by the end of 2008 or any later deadline.

Summary

In summary, we believe this mix of salary, potentially significant variable cash incentives for both short-term and long-term performance, and the potential for equity ownership in SunTrust motivates our management team to produce strong returns for shareholders. We further believe this program strikes an appropriate balance between the interests and needs of SunTrust in operating our business and appropriate employee rewards that lead to shareholder value creation.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of SunTrust’s Board of Directors.

Larry L. Prince, Chairman

Alston D. Correll

David H. Hughes

G. Gilmer Minor, III

Summary of Cash and Certain Other Compensation and Other Payments to the Named Executive Officers

Overview. The following sections provide a summary of cash and certain other amounts we paid for the year ended December 31, 2007 to the NEOs. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the NEOs for the year ended December 31, 2007. We report compensation below in accordance with SEC regulations. Those regulations require us to include in some cases:

•	amounts paid in previous years.

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of SunTrust.

•

amounts we paid to the NEOs which might not be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends, or interest on such amounts).

•

an assumed value for share-based compensation under accounting rules, even though the actual realization of cash from the award may depend on whether our stock price appreciates above its price on the date of grant, whether the executive continues his employment with us, and when the executive chooses to exercise the option or sell shares of restricted stock.

•

the increase in present value of future pension payments, even though such increase is not cash compensation paid this year and even though the actual pension benefits will depend upon a numbers of factors, including when the executive retires, his compensation at retirement, and in some cases the number of years the executive lives following his retirement.

Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis, above.

2007 SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the NEOs for our most recently completed year. In the column “Salary”, we disclose the amount of base salary paid to the NEOs during the year. In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the cost we recognize for financial statement reporting purposes in accordance with FAS 123(R). For restricted stock, the FAS 123(R) fair value per share is equal to the closing price of our stock on the date of grant. For stock options, we base the FAS 123(R) fair value per share on certain assumptions which we explain in footnote 16 to our financial statements in our annual report on Form 10-K for the year ended December 31, 2007. We disclose such expense ratably over the vesting period but (pursuant to SEC regulations) without reduction for estimated forfeitures (as we do for financial reporting purposes). The amounts shown in the 2007 Summary Compensation Table also include a ratable portion of each grant we made in prior years to the extent the vesting period fell in 2007 (except where generally accepted accounting principles (“GAAP”) required us to recognize the full amount in a prior year, as is the case when a grant is made to a retirement-eligible executive and under the terms of such award the executive is permitted to retain all or part of such award upon retirement without fulfilling the vesting period). Please also refer to “Grants of Plan-Based Awards” table, below.

We made no grants of restricted stock to the NEOs in 2007. For certain executives, the “Stock Awards” column includes a portion of the expense attributable to restricted stock grants made in prior years and performance stock grants made during the years 1991-1998. Restricted stock awards typically vest 3 years from the date of grant. We condition awards on the participant’s continued employment with SunTrust, but the stock awards may have additional restrictions, including performance conditions. Restricted stock allows the participant to vote the shares and receive dividends prior to vesting.

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during the year (and during the prior 2 years with respect to PUP) pursuant to awards under non-equity incentive plans, including our MIP and PUP, unless disclosed in the “Bonus” column. We determine whether to include an award with respect to a particular year based on whether the relevant performance measurement period ended during the year. For example, we make annual payments under our MIP based upon our financial results measured as of December 31 of each year. Accordingly, the amount we report for MIP corresponds to the year for which the NEO earned the award even though we did no not pay the award until after the end of such year. Similarly, we make payments under our PUP based upon the achievement of financial results over a 3-year period; accordingly, we include payments under PUP for the year which includes the last day of the 3-year performance period for which the NEO earned the award, even though we do not pay the award until after the end of such year. The table below reflects PUP payouts for the 2005-2007 performance cycle, which ended on December 31, 2007, and which corresponds to grants made in 2005.

In the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of the NEOs benefit under all defined benefit and actuarial pension plans (including supplemental plans) in the year, if positive; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including benefits in defined contribution plans. Dividends on restricted stock are equal to the dividends paid to all other holders of our common stock and therefore are not “above-market” under SEC regulations. Therefore, we report any such dividends in the “Aggregate Earnings in Last FY” column of the Nonqualified Deferred Compensation Table rather than in the Summary Compensation Table.

In the column “All Other Compensation,” we disclose the sum of the dollar value of:

•	perquisites and other personal benefits, or property;

•	all “gross-ups” or other amounts reimbursed during the year for the payment of taxes;

•

any security of ours or our subsidiaries purchased (through deferral of salary or bonus, or otherwise) at a discount from the market price of such security at the date of purchase, unless that discount is available generally, either to all security holders or to all salaried employees of SunTrust;

•	amounts we paid or which became due related to termination, severance, or a change in control, if any;

•	our contributions to vested and unvested defined contribution plans; and

•	any life insurance premiums we paid during the year for the benefit of a NEO.

We report use of corporate aircraft by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1)	Stock Awards ($)(2) (3)	Option Awards ($)(2) (4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
James M. Wells III	2007	$1,000,000	$0	$0	$1,548,327	$600,000	$110,683	$169,944	$3,428,954
President and Chief Operating Officer	2006	$795,833	$0	$8,983	$948,540	$1,284,707	$2,962,122	$147,225	$6,147,410
William R. Reed, Jr.	2007	$608,111	$152,000	$0	$677,141	$120,000	$238,356	$33,128	$1,828,736
Vice Chairman	2006	$590,400	$0	$0	$507,526	$748,012	$392,606	$26,744	$2,265,288
Mark A. Chancy	2007	$491,667	$245,833	$5,347	$566,776	$405,000	$47,798	$48,519	$1,810,940
Corporate Executive Vice President and Chief Financial Officer	2006	$445,833	$0	$51,049	$357,052	$549,036	$103,416	$50,465	$1,556,851
William H. Rogers, Jr.	2007	$434,968	$0	$63,998	$403,398	$210,000	$0	$53,956	$1,166,320
Corporate Executive Vice President	2006	$422,300	$0	$100,093	$257,867	$561,492	$327,498	$34,821	$1,704,071
Timothy E. Sullivan	2007	$461,363	$184,545	$0	$399,072	$210,000	$90,608	$30,568	$1,376,156
Corporate Executive Vice President and Chief Information Officer

(1)

Includes the following MIP payouts for the performance period ending in 2007: Mr. Wells declined a MIP award for 2007; Mr. Reed, $152,000; Mr. Chancy, $245,833; Mr. Rogers declined a MIP award for 2007; and Mr. Sullivan, $184,545. Generally, we report payments under MIP as non-equity plan compensation. Please refer to our discussion of the Committee’s exercise of discretion in 2007 in the Compensation Discussion & Analysis, above.

(2)

Includes amounts for grants made in 2004, 2005, 2006 and 2007 to the extent the vesting period for such grants fell in the current year (except where generally accepted accounting principles (“GAAP”) required us to recognize the full amount in a prior year, such as grants made to a retirement-eligible executive when the terms of such award permit the executive to retain all or part of such award upon retirement without fulfilling the vesting period, as was the case under our award agreements until 2006). Please refer to footnote 16 to our financial statements in our annual report for the year ended December 31, 2007 for a discussion of the assumptions related to the calculation of such values.

(3)	Also includes amortization of expense related to performance stock grants made to Mr. Rogers prior to 1998.

(4)	Option awards granted February 13, 2007 were valued at $16.75/share in accordance with FAS 123(R).

(5)

Includes the following MIP payouts for the performance period ending in 2007: Mr. Wells declined a MIP award for 2007; Mr. Reed, $152,000; Mr. Chancy, $245,833; Mr. Rogers declined a MIP award for 2007; and Mr. Sullivan, $184,545. Includes the following PUP payouts for the performance cycle ending in 2007: Mr. Wells, $600,000; Mr. Reed, $120,000; Mr. Chancy, $405,000; Mr. Rogers, $210,000; and Mr. Sullivan, $210,000.

(6)

The amounts we report in this column for 2007 include the following for each NEO: (1) change in pension value: Mr. Wells, ($639,189); Mr. Reed, $238,356; Mr. Chancy, $47,798; Mr. Rogers, $(173,817); and Mr. Sullivan, $90,608; and (2) above-market earnings on deferred compensation: Mr. Wells, $110,683. Pursuant to SEC regulations, we report negative values as zero in the table above.

(7)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits:

	Perquisites and Other Personal Benefits				Additional All Other Compensation
Name	Financial Planning	Airplane(A)	Club Membership	Security	401(k) Match(B)	Supplemental Disability	Tax Gross-ups(C)	Life Insurance(D)
James M. Wells III	$7,400	$1,013	$6,738	$360	$77,990	$8,099	$7,341		$61,003
William R. Reed, Jr.	$5,560	$1,551	$0	$360	$18,000	$3,075	$4,582	$
Mark A. Chancy	$5,385	$3,482	$10,554	$0	$18,000	$6,935	$4,163	$
William H. Rogers, Jr.	$0	$0	$23,043	$360	$18,000	$6,639	$5,914	$
Mr. Timothy E. Sullivan	$0	$0	$4,584	$0	$18,000	$7,984	$0	$

(A)

In accordance with SEC regulations, we report use of corporate aircraft by our executive officers as a perquisite or other personal benefit unless it either is generally available on a non-discriminatory basis to all employees, or unless it is “integrally and directly related” to the performance of the executive’s duties. Most of these costs reflect our cost to transport a NEOs spouse or other guest when accompanying the officer on a business trip. SEC rules require us to report such use at SunTrust’s aggregate incremental cost. We estimate our aggregate incremental cost to be equal to our average incremental operating costs, which includes items such as fuel; maintenance; landing fees; trip-related permits; trip-related hangar costs; trip-related catering, meals and supplies; crew expenses during layovers; and any other expenses incurred or accrued based on the number of hours flown. We use this method because we believe it fairly approximates our incremental cost and because it ensures that some “cost” is allocated to each passenger on each trip. However, it may overstate our actual incremental cost in situations where our aircraft would have flown on such trip for business purposes anyway and space would have been available at little or no “incremental” cost to transport the executive or his or her guest who did not travel for business purposes.

(B)	The amount shown includes our matching contributions to the 401(k) Plan and 401(k) Excess Plan.

(C)

Mr. Wells’ gross-ups include $244 for home security, $521 for airplane, $5,006 for financial planning, and $1,570 for an administrative error in processing miscellaneous tax items; Mr. Reed’s gross-ups include $244 for home security, $577 for airplane, and $3,761 for financial planning; Mr. Chancy’s gross-ups include $3,643 for financial planning and $521 for airplane; and Mr. Rogers’ gross-ups include $244 for home security, and $5,670 related to a special assessment for a club membership.

(D)	The amount shown for Mr. Wells includes $61,003 related to a substitute payment for foregone premiums on a terminated split dollar life insurance policy.

2007 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to a NEO in the most recently completed year. This includes PUP, MIP, and stock option awards under the SunTrust Banks, Inc. 2004 Stock Plan, each of which is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.”

Name	Award Type	Equity Award Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards(4)
			Threshold ($)	Target ($)	Maximum ($)

James M. Wells III	PUP(1)		$1,170,000	$2,340,000	$4,680,000
	MIP(2)		$925,000	$1,850,000	$3,700,000
	Options(3)	2/13/2007				163,000	$85.06	$2,730,250
William R. Reed, Jr.	PUP(1)		$450,000	$900,000	$1,800,000
	MIP(2)		$305,539	$611,078	$1,222,156
	Options(3)	2/13/2007				42,000	$85.06	$703,500
Mark A. Chancy	PUP(1)		$450,000	$900,000	$1,800,000
	MIP(2)		$250,000	$500,000	$1,000,000
	Options(3)	2/13/2007				42,000	$85.06	$703,500
William H. Rogers, Jr.	PUP(1)		$270,000	$540,000	$1,080,000
	MIP(2)		$174,836	$349,672	$699,344
	Options(3)	2/13/2007				35,000	$85.06	$586,250
Timothy E. Sullivan	PUP(1)		$247,500	$495,000	$990,000
	MIP(2)		$185,455	$370,890	$741,781
	Options(3)	2/13/2007				33,000	$85.06	$552,750

(1)	Grant information relates to the Performance Unit Plan for the 2007 – 2009 cycle payable in 2010.

(2)	Grant information relates to the Management Incentive Plan for 2007.

(3)

Granted under the SunTrust Banks, Inc. 2004 Stock Plan. The stock options granted to the NEOs in 2007 have a 10-year term and vest 3 years after the date of grant. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, reduction-in-force and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until our stock price exceeds the exercise price.

(4)

We report the aggregate grant date fair value of all awards made in 2007, calculated in accordance with FAS 123(R). In contrast to how we present amounts in the Summary Compensation Table, we report such amounts here without apportionment over the service or vesting period

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each NEO outstanding as of December 31, 2007. For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock and the aggregate market value of shares of stock that have not vested. We computed the market value of stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares of stock.

Performance Stock. In prior years, we granted performance stock to provide executives greater ownership in SunTrust and to align their interests with those of the shareholders. We last granted performance stock in 1998 and no longer grant performance stock to senior executives. In this table, we report only prior performance stock grants which have not yet vested. We report vested or pre-vested performance stock in the Deferred Compensation Table because by its terms, the executive cannot forfeit vested or pre-vested performance stock. “Pre-vested” refers to performance stock which was granted with both time and performance conditions, and for which we accelerated the vesting of the time condition.

					Stock Awards
	Option Awards				Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have not Vested (#)(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that Have not Vested ($)(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#)Unexercisable	Option Exercise Price ($)	Option Expiration Date
James M. Wells III	21,128	0	$54.3900	01/22/2008
	90,000	0	$76.5000	12/31/2008
	15,000	0	$73.0625	11/09/2009
	40,000	0	$50.5000	03/06/2010
	50,000	0	$51.1250	11/14/2010
	75,000	0	$64.5700	11/13/2011
	100,000	0	$54.2800	02/11/2013
	100,000	0	$73.1900	02/10/2014
	0	60,000	$73.1400	02/08/2015
	0	100,000	$71.0300	02/14/2016
	0	163,000	$85.0600	02/13/2017
William R. Reed, Jr.	12,383	0	$35.8400	01/14/2009
	49,530	0	$31.9300	07/05/2010
	19,168	0	$49.9700	01/16/2011
	38,076	0	$52.0900	01/15/2012
	26,416	0	$48.3300	01/14/2013
	49,926	0	$56.1700	01/21/2014
	100,000	0	$71.2400	10/01/2014
	0	47,734	$71.0300	02/14/2016
	0	42,000	$85.0600	02/13/2017
Mark A. Chancy	5,411	0	$68.8700	07/27/2011
	2,500	0	$64.5700	11/13/2011
	1,452	0	$54.2800	02/11/2013
	10,000	0	$73.1900	02/10/2014
	0	40,000	$73.1400	02/08/2015
	0	45,000	$71.0300	02/14/2016
	0	42,000	$85.0600	02/13/2017

					Stock Awards
	Option Awards				Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have not Vested (#)(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that Have not Vested ($)(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#)Unexercisable	Option Exercise Price ($)	Option Expiration Date
William H. Rogers, Jr.	6,000	0	$73.0625	11/09/2009
	10,000	0	$51.1250	11/14/2010
	15,000	0	$64.5700	11/13/2011
	15,000	0	$54.2800	02/11/2013
	18,000	0	$73.1900	02/10/2014
	0	18,000	$73.1400	02/08/2015
	0	32,000	$71.0300	02/14/2016
	0	35,000	$85.0600	02/13/2017
					20,000	$1,249,800
Timothy E. Sullivan.	25,000	0	$54.2800	02/11/2013
	18,000	0	$73.1900	02/10/2014
	0	18,000	$73.1400	02/08/2015
	0	33,000	$71.0300	02/14/2016
	0	33,000	$85.0600	02/13/2017

(1)

Unvested option awards vest as follows: Mr. Wells - 60,000 on 2/8/2008; 100,000 on 2/14/2009; and 163,000 on 2/13/2010; Mr. Reed - 47,734 on 2/14/2009; and 42,000 on 2/13/2010; Mr. Chancy - 40,000 on 2/8/2008; 45,000 on 2/14/2009; and 42,000 on 2/13/2010; Mr. Rogers - 18,000 on 2/8/2008; 32,000 on 2/14/2009; and 35,000 on 2/13/2010; and Mr. Sullivan - 18,000 on 2/8/2008; 33,000 on 2/14/2009; and 33,000 on 2/13/2010.

(2)

We will distribute Mr. Rogers’ unvested performance awards as follows: 2,400 shares on 3/09/2008, 2,400 shares on 2/24/2010, 2,400 shares on 9/05/2010, 2,400 shares on 2/09/2011, 2,400 shares on 8/22/2011, 2,000 shares on 6/20/2012, 2,000 shares on 9/16/2012, 2,000 shares on 3/06/2013, and 2,000 shares on 7/14/2013.

(3)	Based on closing market price on Monday, December 31, 2007 of $62.49 per share.

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table provides information concerning exercises of stock options and the vesting of restricted stock during the most recently completed year for each of the NEOs on an aggregated basis. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
James M. Wells III	7,000	$187,416
William R. Reed, Jr.
Mark A. Chancy	10,000	$259,796	2,000	$168,580
William H. Rogers, Jr.
Timothy E. Sullivan

(1)

We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the closing market price of the underlying securities at exercise and the exercise price of the options.

(2)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the closing market price of the underlying shares on the vesting date.

2007 PENSION BENEFITS TABLE

The following table provides information with respect to each pension plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not). Values reflect the actuarial present value of the NEOs accumulated benefit under the plan, computed as of December 31, 2007. We used the same assumptions used for financial reporting purposes under GAAP, except that we assumed that the retirement age will be the normal retirement age as defined in the plan, or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

We designed our defined benefit plans to work together so that, on an aggregate basis with Social Security benefits, they will provide targeted levels of benefits to our NEOs. The targeted amounts are set forth in the Tier 1 and Tier 2 formulas of the SunTrust SERP. For Mr. Wells, the targeted amount is 60% of average earnings (base pay plus MIP and PUP computed as the average of the highest 3 out of the last 10 years). The targeted amount for the other NEOs is 2% of average earnings (base pay plus MIP computed as the average of the highest 3 out of the last 10 years), times years of service up to 25 years, to produce a targeted benefit of 50% of average earnings with 25 years of service. Once the SERP benefit is calculated, it is then reduced by the benefits under other pension plans. Effective January 1, 2008, we made certain changes to our pension plans. We discuss these changes in the Compensation Discussion & Analysis section of this Proxy Statement.

As a general rule, we do not grant extra years of service under our qualified or nonqualified plans. Exceptions may occur, however, in the case of mergers and acquisitions. We usually credit acquired employees for their prior service with their predecessor employer for purposes of vesting and eligibility to participate in our plans. We do not, however, normally credit prior service for purposes of benefit accrual, especially for pension purposes and retiree health, except where a merged or acquired company maintained a plan substantially similar to a SunTrust plan. In that case, we may grant prior service credit with an offset of the other plan benefit or, otherwise, we may apportion service to each benefit formula under which it is earned. Pursuant to our CIC Agreements, we would provide additional age and service credit to our executives upon a change in control followed by the termination of the executive without cause or by the executive for good reason. Age and service in nonqualified and welfare plans would be increased by the length of the executive’s protection period, which is either 2 or 3 years following the change in control date. In addition, our SERP provides that upon a participant’s termination of employment for good reason or our termination of the executive without cause following our change in control, the additional age and service recognized by any individual agreement will be used in calculating the SERP benefit or, if greater, for a SERP Tier 1 participant, the lesser of 36 full calendar months or the number of months between the date of termination and age 65. In addition, automatic vesting occurs for the Tier 2 SERP participants who are not then vested.

SunTrust Retirement Plan

The SunTrust Retirement Plan is a defined benefit pension plan. It is a tax-qualified, broad-based plan generally available to all regular employees (with some exceptions). The Retirement Plan formula calculates the benefit in the form of a single life annuity beginning at age 65 and payable for the participant’s lifetime. The benefit formula uses final average pay (the average of the highest 5 out of 10 years of base pay) times years of service multiplied by specific percentages as shown in the formulas that follow.

Benefit Formulas: The Retirement Plan has 2 primary benefit formulas. First, for a participant first employed on or after 7/1/1990, the following formula applies: 1.2% times final average base pay times years of service credited before 2/1/2003, plus 1.0% times final average base pay times years of service credited after 1/31/2003. Second, for a participant first employed before 7/1/1990, the following formula applies: accrued benefit under the prior benefit formula as of 12/31/1988 plus 0.4% times average base pay for 1988 times years of service prior to 1989 (maximum 30 years) plus 1.5% times final average base pay times years of service after

12/31/88 and before 2/1/2003 plus 1.25% times final average pay times years of service after 1/31/2003. Other formulas may be applicable due to mergers and acquisitions.

The Retirement Plan benefit becomes non-forfeitable (i.e., 100% vested) when the participant completes 5 years of service. Normal retirement age is age 65 or, if later, completion of 5 years of service. The normal form of benefit is a single life annuity for an unmarried participant and a joint and 50% survivor annuity for a married participant. A participant may elect other annuity forms of payment, including a joint and 100% survivor annuity, and, with the spouse’s written consent, if applicable, a 10-year or 20-year certain and continuous annuity, a Social Security leveling option, or if a participant began participation before 1988, a single lump sum payment. The single life annuity provides the largest monthly payment to the participant, although payments under this option stop at the participant’s death. The lump sum amount is calculated as the present value of the age 65 single life annuity, reduced for early commencement, based on the Plan’s 1994 Group Annuity Reserving (Unisex Version) mortality table and interest rate of 4.85%.

Mr. Wells is eligible for early retirement under the SunTrust Retirement Plan based on his years of service and age. Early retirement benefits may begin as soon as the first day of the month on or after a participant attains age 55 and completes 5 years of vesting service. Payments made before age 65 (or, age 60 if hired prior to 7/1/1990) are reduced by 5% per year to account for the longer period over which payments are expected to be made.

The retirement benefit for Mr. Rogers is calculated under the second formula; the benefit for Mr. Chancy and Mr. Sullivan is determined under the first formula.

Mr. Wells’ benefit under the SunTrust Retirement Plan is calculated under a different benefit formula because he participated in the Crestar Retirement Plan when SunTrust acquired Crestar Financial Corporation in December, 1998. We merged the Crestar Retirement Plan into the SunTrust Retirement Plan at the beginning of 2000 and Mr. Wells’ benefit as a Rule of 60 grandfathered participant under the SunTrust Retirement Plan is calculated as the larger of the amounts calculated under the following 2 formulas:

(1) Formula 1—All Crestar formula: Crestar plan formula with Crestar Plan’s early retirement factors (6% reduction for each year of commencement before age 65 (or, before age 60 if age plus service is greater than or equal to 85 for the 1.15% and 0.5% components of the formula, and based on an IRS table for the 0.65% component of the formula) and pay definition (generally, W-2 compensation with add-backs for deferrals and certain pre-tax contributions): 1.15% times average pay times years of service up to 25 plus 0.5% times average pay times years of service over 25 plus 0.65% times average pay exceeding covered pay (in IRS tables) times years of service up to 25. The result is multiplied by the ratio of service at retirement to expected service at Normal Retirement. “Average pay” is the average of the participant’s highest pay as defined above in a 60 consecutive month period.

(2) Formula 2—Crestar plus SunTrust formulas: Crestar Plan formula (as stated above in (1) applied through 12/31/1999) plus a past service booster (0.4% times final average pay as defined in (1) above at 12/31/1999 times years of service at 12/31/1999 up to 30), plus SunTrust benefit formula used for employees hired on or after 7/1/1990 (see above).

Mr. Wells’ benefit payment options are the same as those provided under the SunTrust Retirement Plan, except that he is not eligible for a lump sum payment.

Mr. Reed is not eligible to earn a benefit under the SunTrust Retirement Plan because he has already reached his maximum benefit level, which is the 2001 Section 415 benefit limit under the Internal Revenue Code, set forth in the National Commerce Financial Corporation Retirement Plan (the “NCF Retirement Plan”) and continued in the SunTrust Retirement Plan. Therefore, we list no benefit for him under the SunTrust Retirement Plan in the Pension Table. Mr. Reed still retains his vested accrued benefit under the NCF Plan, a pension equity plan that SunTrust currently maintains as a separate plan. We froze the NCF Plan (i.e., no additional benefit accruals) at December 31, 2004. The NCF Plan grandfathered Mr. Reed’s benefit in 1996 when it originally converted from a traditional final average pay plan to a pension equity plan. The NCF Plan bases its formula to calculate his benefit on the NCF Plan’s provisions and is stated as the greater of (a) 1.65% times final average earnings times all service through 12/31/04 times pay limit in 1994 or (b) 1.35% times final average earnings times all service through 12/31/04. Final average earnings are based on a total pay definition.

ERISA Excess Plan

All of the NEOs participate in SunTrust’s ERISA Excess Plan. The purpose of this nonqualified plan is to provide benefits that would have been provided under the SunTrust Retirement Plan if the Internal Revenue Code did not place annual limits on compensation and benefits. Participation in this plan is limited to executives at certain grade levels who are designated as eligible by the Compensation Committee.

The ERISA Excess Plan generally operates, and benefits are calculated in the same manner, as under the SunTrust Retirement Plan using actual service and base salary (but limited to 2 times the annual compensation limit under the Internal Revenue Code, which is 2 times $225,000, resulting in a limit of $450,000 for 2007). The ERISA Excess Plan benefit is reduced by the amount payable under the SunTrust Retirement Plan. The ERISA Excess Plan pay limit does not apply to Mr. Wells.

Participants vest in their ERISA Excess Plan at the same time that they vest in the SunTrust Retirement Plan, which is after 5 years of service. Benefits are paid on the later of the date a participant terminates employment or the first date a participant becomes eligible for early retirement under the SunTrust Retirement Plan (age 55). Benefits are reduced for early retirement in the same manner as benefits are reduced under the SunTrust Retirement Plan. Payment of benefits accrued and vested after 2004 may be delayed for up to 6 months after a participant’s termination of employment because of restrictions under Internal Revenue Code Section 409A. Payment is made in a lump sum, although a participant may elect any optional payment form available under the SunTrust Retirement Plan, provided that Section 409A timing requirements are met.

Death benefits are provided to a vested participant’s named beneficiary when the participant dies before benefit commencement. Payment is made in a lump sum, which is actuarially equivalent to the survivor portion of a joint and 50% annuity (a joint and 100% annuity for executives who began participating before August 13, 1996), calculated as though the participant had retired immediately prior to death. Payment is made as soon as practicable after the later of the date the participant would have reached age 55 or the date of the participant’s death.

SunTrust SERP

The SERP is designed to provide a targeted level of post-retirement income to a highly select group of key executives who have a significant impact on our long-term growth and profitability. The SERP benefit supplements the retirement benefits provided under the SunTrust Retirement Plan and the ERISA Excess Plan. The SERP is intended to enable us to deliver more competitive levels of total retirement income to our executives and to aid in the recruitment and retention of critical executive talent. The Compensation Committee selects participants and designates each as a Tier 1 or Tier 2 participant. Mr. Wells participates in the Tier 1 SERP and all other NEOs participate in the Tier 2 SERP.

The SERP provides 2 basic target amounts. Both Tier 1 and 2 formulas use average compensation, which is the average of the highest 3 full calendar years of pay out of the last 10 years. The Tier 1 target benefit is an annual payment at age 65 in the form of a single life annuity equal to 60% of the participant’s average pay. Pay for a Tier 1 participant is equal to base salary (including salary deferrals and other pre-tax reductions) plus cash bonuses under MIP and PUP earned for the year (without regard to deferral or whether payment is made in the first quarter of the following year). For 2003 only, we replaced the PUP amount with the value at vesting of the 2/11/2003 restricted stock award. Beginning with PUP awards paid in 2008, a cap is placed on the amount of PUP award included in SERP pay.

The Tier 2 target benefit is an annual payment at age 65 in the form of a single life annuity equal to 50% of the participant’s average pay at 25 years of service. The Tier 2 target benefit is based on the following formula: 2% times years of service (up to 25 years) times average pay. Pay for Tier 1 and Tier 2 participants is the same, except that PUP is excluded for a Tier 2 participant.

We do not intend for the SunTrust Retirement Plan, ERISA Excess Plan or the SERP to provide duplicate benefits. Consequently, we reduce the SERP target amount for both Tier 1 and Tier 2 participants by the amount of benefits payable under the SunTrust Retirement Plan, the ERISA Excess Plan, Social Security benefits, and benefits payable under any other defined benefit arrangement (such as an acquired entity’s qualified and nonqualified pension benefits).

The SERP benefit becomes 100% vested when the participant completes 10 years of service and reaches age 60. It also vests upon the participant’s death, if death occurs before benefits commence. The Compensation Committee may establish special vesting dates. Mr. Wells was designated to become 100% vested in his SERP benefit as of January 1, 2001. Age 60 is the earliest age at which a participant may receive unreduced benefits. Payments of benefits accrued and vested after 2004 may be delayed for up to 6 months after a participant’s termination of employment because of restrictions under Internal Revenue Code Section 409A. Payment is made in a lump sum, although a participant may elect any optional payment form available under the SunTrust Retirement Plan, provided that Section 409A timing requirements are met.

Mr. Wells previously participated in the Crestar SERP, and by agreement with SunTrust after the Crestar merger he is entitled to receive the greater of the benefit calculated under the Crestar SERP formula or the benefit calculated under the SunTrust SERP formula. The formula for Mr. Wells’ Crestar SERP benefit is 50% of average compensation (highest 3 years of base salary plus MIP bonus earned for the year). Under the Crestar SERP, early retirement benefits are payable as early as age 55 but are reduced by 0.20833% for each month the benefit commencement date precedes normal retirement (age 60). Mr. Wells is fully vested in his benefit, and if he receives the Crestar SERP formula, he will receive a joint and 50% annuity unless he chooses another form of annuity available under the SunTrust Retirement Plan; he may not receive a lump sum payment. Recent projections show that Mr. Wells will receive a larger benefit under the SunTrust Tier I SERP.

Mr. Reed currently has a benefit under the NCF SERP, which is payable at age 65. The earliest date for an unreduced payment is age 60. The benefit formula for Mr. Reed is calculated as 1.85% times final average monthly compensation times his years of service after August 1, 2000 (up to 35 years) minus 0.5% of his maximum monthly covered compensation (based on IRS tables) times his years of service after August 1, 2000 (up to 35 years), plus 1.35% times final average monthly compensation times his years of service after August 1, 2000 that are in excess of 35 years. This benefit is paid as a 10 year certain life annuity unless another form is chosen by the participant. Final average earnings is determined using a total pay definition. The net NCF SERP benefit for Mr. Reed is then offset by the increase since August 1, 2000 in the monthly normal retirement benefit under the NCF Retirement Plan, expressed in the form of a 10 year certain and life annuity. Mr. Reed has elected to receive his benefit under the NCF SERP in a lump sum payment.

Pension benefits are payable at the earliest retirement date (age 55 with 5 years of service) from the SunTrust Retirement Plan. The NCF Retirement Plan benefit is payable at termination. The form of payment for the SunTrust Retirement Plan is an annuity, and for those participating prior to 1987, a lump sum is also available. The Crestar Retirement Plan did not have a lump sum option and, therefore, former Crestar Retirement Plan participants may elect only annuities for their grandfathered Crestar benefits. The NCF Retirement Plan is payable in the form of a lump sum or an annuity. The ERISA Excess Plan is payable at age 55 with 5 years of service in the form of a lump sum or an annuity option is also available if the election is made in accordance with Section 409A rules. The SERP is payable at age 60 with 10 years of service in the form of lump sum, or an annuity option is also available if the election is made in accordance with Section 409A rules. The benefit under the Crestar SERP is payable at age 55 with 10 years of service in the form of a single life annuity, and other optional annuity forms are available if elected by the year end prior to retirement date. The NCF SERP benefit is payable at termination of employment. The normal form of payment is a 50% joint and survivor annuity for married participants, and a lump sum is available if elected in accordance with Section 409A rules. Payments to our executive officers from nonqualified plans may be delayed up to 6 months to comply with Section 409A rules.

2007 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
James M. Wells III	SunTrust Retirement Plan	39.417	1,155,692	0
	SunTrust ERISA Excess Plan	39.417	7,361,916	0
	SunTrust Tier 1 SERP	39.417	6,008,116	0
William R. Reed, Jr. (2)	NCF Retirement Plan	35.083	1,308,483	0
	NCF SERP	4.417	336,237	0
	SunTrust ERISA Excess Plan	3.0	228,641	0
	SunTrust Tier 2 SERP	7.417	587,602	0
Mark A. Chancy	SunTrust Retirement Plan	6.5	41,010	0
	SunTrust ERISA Excess Plan	6.5	27,611	0
	SunTrust Tier 2 SERP	6.5	166,519	0
William H. Rogers, Jr.	SunTrust Retirement Plan	27.5	437,914	0
	SunTrust ERISA Excess Plan	27.5	252,065	0
	SunTrust Tier 2 SERP	27.5	1,451,862	0
Timothy E. Sullivan	SunTrust Retirement Plan	5.0	70,274	0
	SunTrust ERISA Excess Plan	5.0	50,057	0
	SunTrust Tier 2 SERP	5.0	244,543	0

(1)

Present values are based on the same assumptions as used in our financial statements included in the annual report for the year ended December 31, 2007, except that no pre-retirement mortality is assumed. Tier 1 SERP values are based on a lump sum rate of 3.00% and the 1971 TP forecast mortality table. Tier 2 SERP, ERISA Excess Plan, and NCF SERP values are based on Pension Protection Act segment rates of 5.17% for the first 5 years, 6.02% for years 5 - 20, and 6.38% for years after 20, and the IRS Combined 2008 Static mortality table (unisex). The Pension Protection Act segment rates are transitioned, 20% per year for 5 years, with the pre-Pension Protection Act of 4.77%. The present values shown above are based on the transition rate in effect in the year that the executive reaches unreduced retirement age. If eligible for a lump sum from the Retirement Plans (SunTrust or NCF), the same interest and mortality assumption is used; if not eligible for a lump sum, the Retirement Plan's mortality table (RP 2000 with mortality improvements projected to 2015) and discount rate (6.30%) is used.

Benefits are assumed to commence at the earliest unreduced retirement age, or the current age if later. For Tier 1 SERP participants, the earliest unreduced retirement age is 60 (Mr. Wells). For Tier 2 SERP participants, the earliest unreduced retirement age is either 65 (Messrs. Chancy, Sullivan and Reed) or 60 (Mr. Rogers), depending on the date of hire. For the ERISA Excess Plan and SunTrust Retirement Plan, the earliest unreduced retirement age is either 65 (Messrs. Chancy and Mr. Sullivan) or 60 (Mr. Rogers). As a former Crestar participant in the SunTrust Retirement Plan, Mr. Wells’ earliest unreduced retirement age is 60. The earliest retirement age with unreduced benefits for Mr. Reed in the NCF SERP and NCF Retirement Plan is age 60. Benefits are discounted from the earliest retirement age to December 31, 2007, with interest only using the plan’s discount rate in the 2007 year-end financial statement: 6.3% for the SunTrust Retirement Plan and ERISA Excess Plan; 6.15% for the NCF Retirement Plan and the Tier 1 and Tier 2 SERP, and 6.05% for the NCF SERP.

(2)

Mr. Reed became a SunTrust employee on October 1, 2004, the date NCF merged into SunTrust. Mr. Reed’s service for the NCF Retirement Plan reflects all of his service through December 31, 2004, with his overall qualified plan benefit limited to the 2001 Internal Revenue Code Section 415 limit, which resulted in Mr. Reed being ineligible for service credit under the SunTrust Retirement Plan. He received a lump sum payment of his NCF SERP benefit in 2000, and both the NCF SERP and the NCF Retirement Plan were frozen as of December 31, 2004; therefore, his service for the NCF SERP is only from August 1, 2000 to December 31, 2004. He became eligible for the ERISA Excess Plan on January 1, 2005, reflecting only 3 years of service as of December 31, 2007. The ERISA Excess Plan reflects only Mr. Reed’s service with SunTrust. The SERP includes all service since August 1, 2000, but is offset by the benefit under the NCF SERP.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

Our Deferred Compensation Plan allows participants to defer all or 50% of their MIP or PUP awards. We do not contribute to this plan. A hypothetical account is established for each participant who elects to defer, and the participant selects investment funds from a broad range of options, which generally are the same funds available to 401(k) Excess Plan participants. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The normal form of payment is a lump sum, payable in the first quarter of the year following a participant’s termination of employment. Installment distributions may be elected provided the participant complies with the election and timing rules of Section 409A. Hardship withdrawals are allowed for an extreme financial hardship, subject to the approval of the Deferral Plan Committee, the administrator for this Plan.

Both the 401(k) Excess Plan and the 401(k) Plan allow deferrals, in whole percentages, from 1% to 20% of eligible pay. Generally, eligible pay for purposes of both plans means basic earnings (hourly or salary) plus overtime, shift differential, vacation pay and certain bonuses, including MIP. The 401(k) Excess Plan does not allow deferrals until the executive reaches the maximum deferral under the qualified 401(k) Plan ($15,500 in 2007 and 2008) and then deferrals under the 401(k) Excess Plan continue in the same percentage as under the qualified 401(k) Plan. Earnings on 401(k) Excess Plan accounts are determined by the performance of investments selected by participants. Most of the investment funds available in the 401(k) Plan are also available in the 401(k) Excess Plan except that we record all investments as phantom units in recordkeeping accounts in the 401(k) Excess Plan. The 401(k) Excess Plan also contains frozen accounts attributable to similar plans previously maintained by SunTrust and Crestar. Amounts in frozen accounts and in matching accounts that are invested in phantom shares of SunTrust common stock may not be moved to other funds. Benefits may be distributed to active employees only in the event of a hardship and only for amounts earned and vested before 2005, which are then subject to a forfeiture penalty of 10% of the distribution. Benefits are also distributable in the first quarter of the calendar year following retirement, death or other termination of employment.

The following table provides information with respect to each nonqualified deferred compensation plan that is a defined contribution plan, also called an individual account plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts. It also includes grants of performance stock in prior years to the extent such grants have vested or were pre-vested and therefore are no longer forfeitable.

The column “Executive Contributions in Last FY” indicates the aggregate amount contributed to such plans by each NEO during 2007.

The column “Registrant Contributions in Last FY” indicates our aggregate contributions on behalf of each NEO during 2007. Generally, our only contributions to nonqualified deferred compensation plans are our matching contributions to the 401(k) Excess Plan. We also make matching contributions to the qualified 401(k) Plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matches to both plans in the “All Other Compensation” column of the Summary Compensation Table, above.

The column “Aggregate Earnings in Last FY” indicates the total dollar amount of interest or other earnings accrued during 2007, including interest and dividends paid both above and at market rates. Such amounts include dividend payments on vested performance stock and on restricted stock. We pay such amounts to compensate the executive for the deferral, and we do not consider the payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table above only to the extent such earnings were paid at above-market rates, and such amounts are shown in a footnote to that table.

The column “Aggregate Withdrawals/Distributions” reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last year. In some cases, this includes the release of performance stock which was granted up to 15 years earlier (such stock is distributed upon the earlier of 15 years from grant or the executive’s 64th birthday). Generally, neither the “Withdrawals/Distribution” column nor the “Aggregate Balance” columns represent compensation with respect to our most recently completed year. The amounts for Mr. Rogers in the column “Aggregate Withdrawals/Distributions” include certain shares of performance stock which were granted 15 years ago and which were distributed to him in 2007. The particular awards required both our share price to exceed specified amounts and the executive to remain employed by SunTrust for 15 years.

The column “Aggregate Balance at Last FYE” reports the total balance of the executive’s account as December 31, 2007. Other outstanding grants of such 15-year performance stock that are not forfeitable are also included in the amounts for Mr. Rogers in the column “Aggregate Balance at Last FYE.”

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE(4) ($)
James M. Wells III	$374,449	$68,989	$387,261	$170,391		$6,284,160
William R. Reed, Jr.	$335,457	$9,000	$149,863	$227,831	(5)	$2,391,055
Mark A. Chancy	$74,500	$9,000	$10,480	$0		$368,325
William H. Rogers, Jr.	$55,875	$9,000	$15,389	$264,768	(6)	$327,593
Timothy E. Sullivan	$11,428	$9,000	$-1,711	$0		$81,700

(1)

Includes the following amounts which we also report in the 2007 Summary Compensation Table (which generally reflect the executives’ contributions to the 401(k) Excess Plan); Mr. Wells, $374,449; Mr. Reed, $335,457 (includes $260,956 reported in our 2006 Summary Compensation Table but not deferred until 2007); Mr. Chancy, $74,500; Mr. Rogers, $55,875; and Mr. Sullivan, $11,428.

(2)

Includes the following amounts which we also report in the 2007 Summary Compensation Table (which reflect our matching contributions to the 401(k) Excess Plan but not to the qualified 401(k) Plan): Mr. Wells, $68,989; Messrs. Reed, Chancy, Rogers, and Sullivan, $9,000.

(3)	Includes the following amounts which we also report in the 2007 Summary Compensation Table: Mr. Wells—$110,683; each of Messrs. Reed, Chancy, Rogers, and Sullivan—$0.

(4)

Includes the following amounts which we also report in the 2007 Summary Compensation Table or in any prior year: Mr. Wells—$1,778,779; Mr. Reed—$589,789; Mr. Chancy—$147,500; Mr. Rogers—$106,875; and Sullivan—$16,429.

(5)	Amount for Mr. Reed includes withdrawals/distributions from the NCF Deferred Compensation Plan— Directors Account of $14,432 and Regular Account of $213,399.

(6)

Amount for Mr. Rogers relates to a gain on the distribution of early vested performance stock. On January 22, 2007, we distributed 3,200 shares of performance stock that had been awarded in 1992, early vested in 2000, and resulted in a gain of $264,768.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, retirement, death, disability or a constructive termination of a NEO, or our change in control or a change in the NEOs responsibilities. Such amounts are estimates to be paid under hypothetical circumstances and under the terms of agreements now in existence. For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the December 31, 2007, and that the price per share of our common stock is the closing market price as of that date - $62.49. Actual payments in such circumstances may differ for a variety of reasons. Also, in accordance with SEC regulations, we do not report any amount to be provided to a NEO under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the following table does not repeat information disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at year-end table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.

Severance. None of our NEOs presently has an employment agreement which guarantees them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to any NEO only under our broad-based severance policy in the event of a reduction-in-force or other termination by us without cause or pursuant to a CIC Agreement.

Under the SunTrust Severance Pay Policy, which applies to all regular employees, we will pay to the NEOs 2 weeks’ base salary and benefits base pay per year or partial year of service subject to minimum and maximum amounts that vary by grade level. For all NEOs, the minimum severance is 26 weeks’ and the maximum severance is 52 weeks’ pay. We pay such amounts in anticipation of unemployment, and not as a reward for past service. Payment is triggered upon a reduction-in-force, job elimination, consolidation, merger, or re-organization (other than a change in control). Severance is paid as a lump sum, usually within 15 business days after termination. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive, satisfactory performance, and willingness to be re-assigned.

We have entered into CIC Agreements with our senior management, including each of our NEOs, pursuant to which we would pay certain benefits. We would make such payments only upon a change in control, and if we terminate an executive without “cause” or the executive resigns for “good reason.” We will pay an amount up to 3 times (2 times for certain officers) the sum of (1) the highest annual base salary for the previous 12 months, (2) the greater of the target annual bonus to be paid under the MIP or the average MIP bonus paid to the executive over the preceding 3 years, and (3) the average of the last 3 long-term incentive bonuses paid under the PUP. We would pay such amount in a lump sum within 30 days following such a termination. In addition, upon such triggering event, all outstanding stock options would vest immediately and all restrictions on restricted stock and performance stock would lapse. We will pay the executives pro rata MIP and PUP awards for cycles not completed as of the termination date based on the higher of target or the projected bonus based on the number of days completed during the performance cycle. We will also provide the executive with continuing coverage under our medical, dental and life insurance plans for 2 or 3 years following the change in control date. The CIC Agreements also require us to credit the executive with additional age and service, for up to 2 or 3 years, as described in the footnotes to the table, below, which is relevant to computing other benefits, such as nonqualified pension benefits. Finally, the CIC Agreements require us to reimburse certain taxes if any of the foregoing benefits trigger the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code. All of such benefits are conditioned upon the executive providing us with a release of all claims and agreeing to non-competition, non-solicitation-of-customers and employees, non-disclosure, and non-disparagement restrictions for up to 3 years.

We determined the level of benefits under these agreements by reference to peer practice for similar positions. Initially, the Committee set the level of benefits under these Agreements based on market practices for similar positions. It has periodically reviewed the level of benefits provided under these agreements to confirm that they are consistent with the peer practices and our stated compensation objectives and philosophies. The Committee last reviewed the level of benefits provided under these agreements in 2005, with the assistance of data provided by its compensation consultant.

Accelerated Vesting of Short-Term Incentives. The MIP has an annual performance measurement period which ends on the last day of our fiscal year. SEC regulations require us to assume that the change in control occurs on the last day of our most recently completed fiscal year. As a result, MIP would pay out based on the achievement of MIP goals for the completed year, and we would not enhance such payment regardless of the circumstances of the termination of the executive. Upon a change in control that occurred on a date other than the last day of our fiscal year, generally we would make only a pro rata payment to MIP participants for the partial year up to the date of a change in control.

Accelerated Vesting of Long-Term Incentives. Presently, we provide long-term incentives to our NEOs through the Performance Unit Plan (PUP) and time-vested stock options. In the past, we have also granted performance stock and restricted stock, some of which remains outstanding.

PUP. Upon a change in control, generally we would make only a pro rata payment to PUP participants for the partial cycles not completed up to the date of a change in control. However, for purposes of the disclosure in the table below, SEC regulations require that we assume such change in control occurs on the last day of our most recently completed fiscal year. That date coincides with the last date of the performance period under PUP for the 2005-2007 performance cycle. As a result of such assumption, we would make a full payment under the terms of PUP based on the achievement of PUP goals for the cycle ending December 31, 2007, and we would not enhance such amount as the result the executive’s termination. We report such amount in the Summary Compensation Table. For cycles ending on December 31, 2008 and December 31, 2009, generally we would make only a pro rata payment based upon the number of days in each cycle that the participant worked. We would not enhance the PUP payments as the result of the executive’s termination. We report such amounts in the table below based on an assumed termination date of December 31, 2007 and assuming that performance targets are achieved at target levels, resulting in a payout at the target value of $30.00 per unit.

Stock Options. Unvested stock options vest upon the NEOs retirement, death or disability, or upon our change in control followed by termination of the executive’s employment by us “without cause” or by the executive for “good reason.” Upon retirement, the stock option grants we made in 2004 and 2005 vest in full while the grants made thereafter vest pro rata based upon the number of days in the vesting timeframe that the employee was active. If we terminate the executive by a reduction in force prior to vesting, then all options vest pro rata. Upon termination of employment under any other circumstances, the executive forfeits his unvested stock options. We calculated the value of options, the vesting of which accelerates upon termination, by multiplying the number of shares times the difference between the closing price of our common stock on the last business day of the fiscal year and the exercise price of the options. Where the exercise price is greater than the closing price on the last day of the fiscal year, we have assumed there zero value.

Restricted Stock. In the past, we generally used stock options instead of restricted stock to compensate our NEOs, although we sometimes use restricted stock for special situations. At the end of last year, none of the NEOs had an outstanding grant of restricted stock.

Performance Stock. Mr. Rogers is the only NEO with an outstanding performance stock grant. Performance stock vests on the earlier of the grantee’s attainment of age 64 or the 15th anniversary of the grant. These shares will early vest and be distributed on the grantee’s death or disability or a change in control.

Retirement Plans. Presently, employees become vested in their Retirement Plan and ERISA Excess Plan pension benefits after 5 years’ service, and they become vested in their SERP pension benefits at age 60 with 10 years’ service. Once vested, employees are entitled to pension benefits upon retirement. All of our NEOs are vested in their Retirement Plan and ERISA Excess Plan pensions. These benefits are not enhanced based on the circumstances regarding termination. Messrs. Wells and Reed are vested in their SERP pensions. The SERP benefits are not enhanced based on the circumstances regarding termination except in the event of our change in control or the executive’s long-term disability. The amount we report in the table below reflects only the enhancement to these benefits in such circumstance. We report additional information regarding our retirement plans above at “Compensation Discussion and Analysis” and at “Pension Benefits Table.”

If we terminate a NEO following a change in control, the NEO would become immediately vested in his SERP. The benefit would be payable immediately in a lump sum. If this benefit is paid prior to age 60, the benefit would be reduced 3% per year prior to age 60. Additionally, he would be credited with an additional 2 or 3 years of age and service under the SERP (but not the SunTrust Retirement Plan or ERISA Excess Plan), and a 1-year average SERP pay rather than the normal 3-year average SERP pay would be used in the SERP benefit formula. SERP participants are required to provide a full release of claims and agree to 18-month non-compete and non-solicitation of customers, and 24-month non-disclosure and non-solicitation of employee’s restrictions before receiving their benefit. We report only the value of such accelerated vesting and additional service credit in the table below. Since the executive officer continues to accrue after December 31, 2007, in this termination situation only, the new post-2007 benefit formulas discussed earlier are reflected in the calculations.

In the event that a NEO becomes disabled on a long-term basis, his employment would not necessarily terminate. Therefore, we do not disclose any amount in the table below. However, once disabled, the executive officer might continue to accrue age and service credit under these plans, and we report the net present value of such enhancements as of the end of our most recently-completed year in the footnotes to the table below.

Defined Contribution Plans. We maintain 2 types of defined contribution nonqualified plans: the 40l (k) Excess Plan and the Deferred Compensation Plan, as well as similar plans we have inherited through mergers and acquisitions. Because we would not enhance the benefits payable under any of these plans if the employment of one of our NEOs terminates, we do not report any amount in respect of these plans in the table below.

Miscellaneous Benefits. Under our CIC Agreements, we are obligated to pay certain other benefits. This includes continuation of medical, dental and life insurance coverage for up to 2 or 3 years from the date of the change in control and certain tax gross-up payments. The conditions to our obligations under the CIC Agreements are discussed above. Except for these benefits payable after the double-trigger occurs, we have no obligation to continue any other perquisites after a NEOs employment terminates.

Executive Benefits and Payments upon Termination	Voluntary		Involuntary Not for Cause		For Cause		Involuntary or Good Reason (CIC)		Death		Disability(11)
James M. Wells III
Severance	$0		$1,000,000	(1)	$0		$8,884,960	(2)	$0		$0
Accelerated Vesting of Long Term Incentives(3)	$1,772,200	(4)	$1,772,200	(4)	$0		$1,772,200	(4)	$1,772,200	(4)	$1,772,200	(4)
Retirement Plans(5)	$0		$0		$0		$3,670,666	(6)	$604,442	(7)	$0
Other Benefits and Tax Gross-Up(8)	$0		$0		$0		$8,131,119	(9)	$0		$0
William R. Reed, Jr.
Severance	$0		$611,078	(1)	$0		$3,892,566	(2)	$0		$0
Accelerated Vesting of Long Term Incentives(3)	$956,682	(4)	$956,682	(4)	$0		$956,682	(4)	$956,682	(4)	$956,682	(4)
Retirement Plans(5)	$216,727	(10)	$216,727	(10)	$216,727	(10)	$1,488,963	(6)	$0		$216,727	(10)
Other Benefits and Tax Gross-Up(8)	$0		$0		$0		$21,384	(9)	$0		$0
Mark A. Chancy
Severance	$0		$500,000	(1)	$0		$3,154,919	(2)	$0		$0
Accelerated Vesting of Long Term Incentives(3)	$0		$0		$0		$900,000	(4)	$900,000	(4)	$900,000	(4)
Retirement Plans(5)	$0		$0		$0		$954,656	(6)	$0		$0	(12)
Other Benefits and Tax Gross-Up(8)	$0		$0		$0		$2,388,291	(9)	$0		$0
William H. Rogers
Severance	$0		$437,090	(1)	$0		$1,741,004	(2)	$0		$0
Accelerated Vesting of Long Term Incentives(3)	$0		$0		$0		$1,783,770	(13)	$1,783,770	(13)	$1,783,770	(13)
Retirement Plans(5)	$0		$0		$0		$1,999,576	(6)	$0		$0	(14)
Other Benefits and Tax Gross-Up(8)	$0		$0		$0		$2,922,451	(9)	$0		$0
Timothy E. Sullivan
Severance	$0		$463,613	(1)	$0		$1,836,487	(2)	$0		$0
Accelerated Vesting of Long-Term Incentives(3)	$0		$0		$0		$525,150	(4)	$525,150	(4)	$525,150	(4)
Retirement Plans(5)	$0		$0		$0		$799,231	(6)	$0		$0	(15)
Other Benefits and Tax Gross-Up(8)	$0		$0		$0		$1,383,181		$0		$0

(1)

The SunTrust Severance Pay Policy allows for 2 weeks of base pay per year or partial year of service subject to minimum and maximum amounts that vary by grade level. A severance payment, if any, for the NEOs is not enhanced above what any other employee would be due as a result of the termination occurrence.

(2)

Under the Change in Control (CIC) Agreement, upon the occurrence of a CIC, severance will consist of either 3 times or 2 times (depending on the terms of the CIC Agreement) the “executive compensation package,” which consists of base pay, MIP, and PUP.

(3)

The payment due the NEO, for certain termination triggers, related to SunTrust long term incentive programs (PUP, Stock Options, Restricted Stock and Performance Stock) is made in accordance with the specific terms and conditions associated with each plan.

(4)

The incremental value listed for the accelerated vesting of long-term incentives for these separation occurrences is comprised of payments under the PUP cycles not completed as of December 31, 2007, using a target payout per PUP unit of $30. As of December 31, 2007, at a closing stock price of $62.49, all unvested stock option grants are “underwater” and no value is reflected for this item.

(5)

Except where indicated, the NEO would not receive any enhanced payments regarding their retirement plans as a result of the termination trigger. We disclose the amounts related to the retirement plans and the plans in which each NEO participates Pension Benefits and the Nonqualified Deferred Compensation Tables and accompanying narratives and notes.

(6)

The NEO would be credited with an additional years of age and service upon a CIC (Messrs. Wells and Chancy, 3 years; Messrs. Rogers and Sullivan, 2 years), and final average earnings would be a 1-year average. The SERP benefit would commence immediately. The benefit paid to Messrs. Chancy, Rogers, and Sullivan would be reduced for early retirement commencement by 3% per year from age 60, but because Mr. Wells has reached age 60, no early commencement reduction would apply. The ERISA Excess Plan benefit would be deferred to age 55 but be reduced by 5% per year from age 65 for early commencement, as applicable.

(7)	Mr. Wells’ named beneficiary would be eligible for an incremental death benefit under the frozen Crestar Deferred Compensation Plan equal to $604,442.

(8)

The NEO would not receive any enhanced payments regarding their Other Benefits as a result of the termination trigger. Other Benefits includes disability payments, benefit continuation payments under applicable CIC agreements, and Tax Gross-Ups under applicable CIC agreements.

(9)

Upon a CIC, Messrs. Wells, Reed and Chancy would receive a monthly benefit of $659, $594, and $815, respectively, for the next 36 months for purposes of continued health and welfare benefits, and Messrs. Rogers and Sullivan would receive a monthly benefit of $811 and $857, respectively, for 24 months. Upon a CIC certain executives would receive the following estimated tax reimbursements: Mr. Wells, $8,107,395; Mr. Chancy, $2,358,951; Mr. Rogers, $2,902,987; and Mr. Sullivan, $1,362,613.

(10)

Had Mr. Reed terminated on December 31, 2007, he would have been eligible for immediate reduced early retirement from SERP in the amount of $216,727. Other than this payment, he would not receive any enhanced payments regarding his retirement plans as a result of the termination trigger.

(11)

Disability does not automatically terminate employment. An employee who is not retirement-eligible at the time of retirement could maintain employment despite a disability and continue to accrue benefits under retirement plans to be paid at retirement.

(12)

Had Mr. Chancy become disabled on 12/31/2007, he would not have been eligible for a benefit to commence immediately. Instead, his benefit in the SERP and Excess Plan would have continued to accrue until retirement, as late as age 65. At age 65, in the year 2029, Mr. Chancy would be eligible to receive a total lump sum benefit from the SERP and Excess Plan equal to $3,811,648 based on current assumptions (discount rate based on the Pension Protection Act segment rates (100% transition) of 5.17% for the first 5 years, 6.02% for years 5-20, and 6.38% for years after 20, and the IRS Combined 2008 Static mortality table (unisex version)).

(13)

Due to these separation occurrences, Mr. Rogers would receive an incremental value of $1,783,770. This value represents payments under the PUP of cycles not completed as of December 31, 2007 of $533,970, and unvested performance stock valued at $1,249,800 as of December 31, 2007 using the closing stock price of $62.49.

(14)

Had Mr. Rogers become disabled on 12/31/2007, he would not have been eligible for a benefit to commence immediately. Instead, his benefit in the SERP and the Excess Plan would have continued to accrue until retirement, as late as age 65. At age 65, in the year 2022, Mr. Rogers will be eligible to receive a total lump sum benefit from the SERP and Excess Plan equal to $2,384,547 based on current assumptions (discount rate based on the Pension Protection Act segment rates (100% transition) of 5.17% for the first 5 years, 6.02% for years 5-20, and 6.38% for years after 20, and the IRS Combined 2008 Static mortality table (unisex version)).

(15)

Had Mr. Sullivan become disabled on 12/31/2007, he would not have been eligible for a benefit to commence immediately. Instead, his benefit in the SERP and the Excess Plan would have continued to accrue until retirement, as late as age 65. At age 65, in the year 2015, Mr. Sullivan will be eligible to receive a total lump sum benefit from the SERP and Excess Plan equal to $1,611,788 based on current assumptions (discount rate based on the Pension Protection Act segment rates (100% transition) of 5.17% for the first 5 years, 6.02% for years 5-20, and 6.38% for years after 20, and the IRS Combined 2008 Static mortality table (unisex version)).

APPROVAL OF AMENDMENTS TO THE SUNTRUST BANKS, INC. 2004 STOCK PLAN

(Item 2)

At the annual meeting, shareholders will be asked to approve the following amendments to the SunTrust Banks, Inc. 2004 Stock Plan, which we refer as to as the “2004 Stock Plan.” These amendments were adopted by our Board of Directors on February 11, 2008 but will not become effective unless and until approved by the shareholders:

•

Increase the Total Number of Shares Available for Grant Under the 2004 Stock Plan. The 2004 Stock Plan currently limits the number of shares of our common stock that may be delivered pursuant to all awards to 14,000,000 shares. The proposed amendment increases the aggregate share limit by 5,000,000 shares to 19,000,000 shares.

•

Increase the Number of Shares Available for Grant as Restricted Stock or Restricted Stock Units. The 2004 Stock Plan allows us to make grants as stock options, restricted stock, restricted stock units, or stock appreciation rights (which we refer to as SARs). However, 2004 Stock Plan limits to 2,800,000 the number of shares available for grants as restricted stock or restricted stock units. The proposed amendment would increase the number of shares which may be granted as restricted stock or restricted stock units by 5,000,000 so that the we could issue up to 7,800,000 shares as restricted stock or restricted stock units.

The 2004 Stock Plan was originally adopted by our Board on February 10, 2004 and approved by shareholders on April 20, 2004. At that time, we could issue a total of 14,000,000 shares, but only 2,800,000 shares could be issued as restricted stock or restricted stock units. Prior to 2006, our practice had been to make relatively few restricted stock grants. However, in 2006, we changed the long-term incentive vehicle for executives and key employees (other than senior management) from stock options to restricted stock. Now, we primarily make grants of restricted stock. As a result, we have made more grants of restricted stock than we anticipated when we adopted the 2004 Stock Plan.

As of December 31, 2007 we had made option grants and restricted stock grants covering a total of 7,064,006 (5,168,500 and 1,895,506, respectively, net of forfeitures of 720,548 and 361,955) shares of our common stock under the 2004 Stock Plan and 16,058,146 shares under all other predecessor plans. However, as of December 31, 2007, only 8,460,772 shares of our common stock were then available for new award grants, of which only 925,356 shares were then available for grant as restricted stock or restricted stock units. Further, in February, 2008, consistent with past practice, we expect to make annual long-term incentive grants of restricted stock and exhaust most or all of the remaining allotment of shares available for grant as restricted stock.

Our Board of Directors approved the foregoing amendments based in part on a belief that these amendments would give us greater flexibility to structure future incentives and better attract, retain and reward key employees. If shareholders do not approve this proposal, the current share limits under, and other terms and conditions of, the 2004 Stock Plan will continue in effect.

Overview of the 2004 Stock Plan

The 2004 Stock Plan provides for grants of options to purchase SunTrust common stock, restricted shares of SunTrust common stock (which may be subject to both issuance and forfeiture conditions), which we refer to as restricted stock, stock units (entitling the grantee to cash payments based on the value of SunTrust common stock on the date the payment is called for under the stock unit grant) and SARs (entitling the grantee to receive the appreciation in value of the underlying SunTrust common stock between the date of exercise and the date of grant). SARs may be either freestanding or granted in tandem with an option. Options to purchase SunTrust common stock may be either incentive stock options, which we refer to as ISOs, which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, or options which are not intended to satisfy the requirements of Section 422 of the Code, which we refer to as NQOs. Neither SunTrust nor any of its subsidiaries will receive any consideration for the granting of options, restricted stock, stock units or SARs.

Securities to be Offered

The number and form of grants that will be made in the future under the 2004 Stock Plan are not currently determinable. As of February 20, 2008, the closing price of a share of SunTrust common stock was $[            ]. We will reserve 19,000,000 shares of SunTrust common stock for issuance under the 2004 Stock Plan. We may, but need not, grant up to 7,800,000 of such shares as restricted stock. The grant of SARs reduces the number of shares that we can issue under the 2004 Stock Plan on a share-by-share basis. Any shares that we issue in the exercise of a SAR or a surrender right in an option reduce the number of shares that we can issue under the 2004 Stock Plan. No shares are issued in connection with stock unit grants. Any shares of restricted stock issued under the 2004 Stock Plan which employees forfeit, and the shares related to a forfeited SAR, will again become available for issuance under the 2004 Stock Plan. In contrast, any shares which an employee uses to pay an option exercise price or to satisfy any condition of restricted stock or SAR, such as the payment of withholding taxes, will not again become available for issuance under the 2004 Stock Plan.

No further grants will be made under the 2004 Stock Plan after the earlier of (1) February 10, 2014 (the tenth anniversary of the date the Board adopted the 2004 Stock Plan), and (2) the date on which all shares of stock reserved for issuance under the 2004 Stock Plan have been issued or are no longer available for issuance. SunTrust will use the proceeds received from the sale of any shares of common stock under the 2004 Stock Plan for general corporate purposes.

Administration of Plan

The 2004 Stock Plan will be administered by our Compensation Committee, which we refer to as the Committee. The Committee has the sole authority to grant options, SARs, stock units and restricted stock. The Committee must consist of at least 2 directors, each of whom is a non-employee director under Rule 16b-3 under the Securities Exchange Act of 1934 and each of whom must be an “outside director” for purposes of Section 162(m) of the Code. The Committee has the power, authority and sole and exclusive discretion to construe, interpret and administer the 2004 Stock Plan, including the power and authority to make factual determinations relating to entitlements and to correct errors. The Committee determines the employees and directors to receive grants, the number of shares to be granted, the terms of option and stock unit grants and restrictions on shares, the provisions of the respective option, stock unit, restricted stock and SAR agreements (which need not be identical) and to take such other action in the administration and operation of the 2004 Stock Plan as the Committee deems equitable under the circumstances. The Committee may appoint agents (who may be employees) to aid in the administration of the 2004 Stock Plan, and may delegate to such agents any powers and duties that the Committee deems appropriate.

The Board of Directors, however, has reserved to itself the right to act in the event of a change in control (as defined in the 2004 Stock Plan) when there is no assumption or substitution of the 2004 Stock Plan’s outstanding options, SARs, stock units or restricted stock, in which case the Board may unilaterally cancel options and SARs either (i) in exchange for a payment of whole shares of SunTrust common stock, and cash in lieu of fractional shares, if any, which the holder would have received on exercise of the SAR in full or on exercise of a right to surrender the outstanding option in full; or (ii) if the option price or SAR share value at grant equals or exceeds the fair market value of a share of SunTrust common stock on that date. The Board may also deem the grant and forfeiture conditions on restricted stock and the forfeiture conditions on stock units to be satisfied in full.

The Board also has reserved for itself the right to adjust the number, kind or class of shares reserved for issuance under the 2004 Stock Plan and the grant limitations, as well as the number, kind or class of shares of stock specified in the 2004 Stock Plan and available for options, SARs (and the exercise price) and restricted stock and stock unit awards so as to equitably reflect any change in the capitalization of SunTrust, including, but not limited to SunTrust common stock dividends or stock splits, or to reflect certain corporate transactions. The Board may also amend or terminate the 2004 Stock Plan. However, no amendment may be effected without approval of SunTrust's shareholders to the extent such approval is required under applicable law, Section 422 of the Code, Rule 16b-3 or any applicable stock exchange rule. The Board or the Committee may modify, amend or cancel, prospectively or retroactively, any grant made under the 2004 Stock Plan with the written consent of the affected employee or director or if there is a dissolution or liquidation of SunTrust or a merger, restructuring or change in control of SunTrust. In no case may the Committee reduce the exercise price of outstanding options or SARs, directly or indirectly, whether by amendment, cancellation and re-grant, exchanges, or other means. Similarly, the 2004 Stock Plan prohibits the Committee from making a tender offer for any Option if the Option Price for such Option on the effective date of such tender offer exceeds the Fair Market Value of a share of Stock subject to such Option.

Eligibility

The Committee will select employees and directors to participate in the 2004 Stock Plan. An employee means a selected employee of SunTrust or a subsidiary whose performance is, in the judgment of the Committee, directly or indirectly material to the success of SunTrust or a subsidiary and who is not a 10% shareholder of SunTrust. As of December 31, 2007, approximately 1,602 (which is approximately 5%) of SunTrust’s employees were eligible to participate in the 2004 Stock Plan. Employees are eligible for the grant of options, stock units, restricted stock and SARs. Directors are eligible for the grant of options, stock units and restricted stock. We expect that approximately 14 non-employee directors will receive grants under the 2004 Stock Plan in 2008.

The Committee also determines the service and performance requirements, if any, related to each option and SAR. The 2004 Stock Plan requires that, if the Committee subjects the exercise of an Option or SAR to minimum service and minimum performance requirements, that the minimum service requirement be at least 1 year and, if the Committee subjects the exercise of an Option or SAR to only a minimum service requirement, that the minimum service requirement be at least 3 years, unless the Committee in either case determines that a shorter period of service (or no period of service) better serves our the interests.

Terms of Options

The 2004 Stock Plan authorizes the grant of ISOs or NQOs, both of which are exercisable for shares of SunTrust common stock. We only grant NQOs to directors.

The Committee may grant options for any reason it deems appropriate under the circumstances, including in lieu of compensation otherwise payable in cash. The price at which an option may be exercised for a share of SunTrust common stock may not be less than the fair market value of a share of SunTrust common stock on the date the option is granted. The “fair market value” means the closing price per share of SunTrust common stock on the New York Stock Exchange as reported in The Wall Street Journal on the date the option is granted, or if no such closing price is available on such day, the closing price for the immediately preceding business day. Except for adjustments related to changes in capital structure, mergers or a change in control of SunTrust, the Committee may not, absent the approval of shareholders, reduce the option price of any outstanding options.

The Committee determines the period during which an option may be exercised. The period is determined at the time of option grant and may not extend more than 10 years from the date of grant. All or part of an option that an employee does not exercise before expiration of the applicable option period terminates. An option agreement may provide for the exercise of an option after the employment of an employee or the status of an individual as a director has terminated for any reason, including death or disability.

The aggregate fair market value of ISOs granted to an employee under the 2004 Stock Plan and incentive stock options granted under any other stock option plan adopted by SunTrust or a subsidiary which first become exercisable in 2004 or any later calendar year may not exceed $100,000. Furthermore, an employee may not be granted in any calendar year options, or SARs, or one or more options and SARs in any combination which, in the aggregate, relate to more than 250,000 shares of SunTrust common stock. The directors as a group may not over the life of the 2004 Stock Plan be granted options and restricted stock which, in the aggregate, exceeds

500,000 shares of SunTrust common stock. Generally, options, shares of restricted stock, restricted stock units, and SARs are transferable only by will or by the laws of descent and distribution and in accordance with any tax and securities laws, unless the Committee deems otherwise (provided that in no event may such awards be transferred for value).

Stock Appreciation Rights

Under the 2004 Stock Plan, stock appreciation rights may be granted for all or a portion of the shares of SunTrust common stock subject to an option, which we refer to as a tandem SAR, or may be granted separately, which we refer to as a freestanding SAR. Tandem SARs and freestanding SARs are collectively referred to as “SARs”. We set forth the share value of a freestanding SAR in the related SAR agreement, and it may not be less than the fair market value of a share of SunTrust common stock on the date of grant of the SAR. We determine the share value of a tandem SAR by the exercise price of the related option, which also may not be less than the fair market value of a share of SunTrust common stock on the date of grant.

A participant may exercise each SAR granted under the 2004 Stock Plan in whole or in part at such time or times as set forth in the related SAR Agreement, but the Plan prohibits making any SAR exercisable before the date such SAR is granted or on or after the date which is the tenth anniversary of the date such SAR is granted. In the discretion of the Committee, an SAR Agreement may provide for the exercise of an SAR after the employment of an Employee or the status of an individual as a Director has terminated for any reason whatsoever, including death or disability. The Committee may not, absent the approval of SunTrust’s shareholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the SAR Share Value of any outstanding SAR or to make a tender offer for any SAR if the SAR Share Value for such SAR on the effective date of such tender offer exceeds the Fair Market Value of a share of stock subject to such SAR. The grant of SARs may be subject to such other terms as the Committee deems appropriate.

When a freestanding SAR is exercised, the employee receives a payment determined by calculating the difference between the share value at grant as set forth in the SAR agreement and the fair market value of a share of SunTrust common stock on the date of exercise. On the exercise of a tandem SAR for a number of shares, the related option is deemed to be surrendered to the extent of the same number of shares and the payment is based on the increase in fair market value of SunTrust common stock on the exercise date over the value stated in the option agreement. Payment may be made in cash or stock, or a combination of cash and stock. The Committee determines the form and timing of payments and has the right to take into account whatever facts the Committee deems appropriate, including but not limited to securities law rules. Any cash payment is made from SunTrust’s general assets.

Restricted Stock

Shares of restricted stock may be granted to employees and directors. An employee may not receive restricted stock grants in a calendar year for more than 100,000 shares of restricted stock. Directors, as a group and over the life of the 2004 Stock Plan, may not be issued more than 500,000 non-forfeitable shares of stock in connection with both restricted stock grants and the exercise of options.

Restricted stock grants may be subject to one or more objective employment, performance or other forfeiture conditions as established by the Committee at the time of grant. The related stock agreement will set forth the conditions, if any, which will need to be satisfied and the applicable deadline before the grant will be effective and the conditions, if any, under which the employee’s or director’s interest in the restricted stock will be forfeited. Any shares of restricted stock that are forfeited will again become available for issuance under the 2004 Stock Plan. As soon as practicable after a grant has become effective, the shares are registered to or for the benefit of the employee or director, subject to the conditions and subject to a stock power in favor of SunTrust in order to effect any forfeitures.

In the case of restricted stock grants which vest only on the satisfaction of performance goals, the Committee determines the performance goals to be used in connection with restricted stock awards and determines the extent to which such goals have been met. Performance goals may vary from participant to participant and between groups of participants. The Committee bases performance goals upon such factors and criteria as the Committee selects in its sole discretion.

The Committee may set the performance goals in any manner, including achievement on an absolute or a relative basis as compared to peer groups or indexes, or achievement by SunTrust as a whole or by one or more operating units. In determining whether a performance goal has been satisfied, the Committee may exclude any or all extraordinary items (as determined under U.S. generally accepted accounting principles), and any other unusual or non-recurring items, including but not limited to, charges or costs associated with restructurings of SunTrust, discontinued operations and the cumulative effects of accounting changes. In addition, the Committee may adjust any performance goal for a period as it deems equitable to recognize unusual or non-recurring events affecting SunTrust, changes in tax laws or accounting procedures and any other factors as the Committee may determine (including adjustments that would result in SunTrust’s payment of non-deductible compensation).

The restricted stock agreement will state whether the employee or director has the right to receive any cash dividends paid with respect to the shares of restricted stock. If the employee or director has no right to receive cash dividends, the agreement may give the employee or director the right to receive a cash payment in the future in lieu of the dividend payments, provided certain conditions are met. Any such cash payments are made from SunTrust's general assets. Stock dividends declared on the shares of restricted stock after grant but before the shares are forfeited or become non-forfeitable are treated as part of the grant of the related restricted stock. An employee or director has the right to vote the shares of restricted stock after grant until they are forfeited or become non-forfeitable.

Stock Units

A stock unit is a contractual right to receive a cash payment based on the fair market value of a share of SunTrust common stock on the date the cash payment is called for under the terms of the stock unit grant. The Committee may not make any payments pursuant to stock unit grants with respect to more than 7,800,000 shares of SunTrust common stock, and the Committee may not grant stock units to an employee with respect to shares of SunTrust common stock which have a fair market value of more than $1,000,000 on the date of the grant. An employee or a director who receives a stock unit grant shall be a general and unsecured creditor of SunTrust with respect to any cash payment called for under the related stock unit agreement. Unless otherwise provided in a stock unit agreement, cash dividends and stock dividends on stock increase the number of shares of stock with respect to which a cash payment can be made under a stock unit grant. A stock unit grant may be made subject to the same conditions as a restricted stock grant.

Tax Withholding

The exercise or surrender of any option or SAR granted under the 2004 Stock Plan and the acceptance of a stock unit or restricted stock grant constitutes an employee’s or director’s full and complete consent to whatever actions the Committee deems necessary to satisfy the minimum federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable with respect to such option, SAR, stock unit or restricted stock grant. The Committee also may provide that an employee or director may elect to satisfy minimum federal and state tax withholding requirements by having a reduced number of shares of SunTrust common stock actually transferred to the employee or director under the 2004 Stock Plan or by having a reduced cash payment made under a stock unit grant. Any such election and any such reduction shall satisfy the conditions to the exemption under Rule 16b-3.

Certain Federal Income Tax Consequences

The following summary generally describes the current principal federal income tax consequences of certain events under the 2004 Stock Plan. The 2004 Stock Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee, director or to SunTrust. The provisions of the Code and regulations thereunder relating to these matters are complicated, they change and their impact in any one case may depend upon the particular circumstances.

(a) Options and Stock Appreciation Rights

A grantee will not be subject to any federal income tax upon the grant of an option or SAR pursuant to the 2004 Stock Plan.

A grantee will not recognize income for federal income tax purposes (and SunTrust will not be entitled to any federal income tax deduction) as a result of the exercise of an ISO and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of an ISO over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may have an increase in their federal income tax liability as a result of the exercise of an ISO under the alternative minimum tax rules of the Code.

If the shares transferred pursuant to the exercise of an ISO are disposed of within 2 years from the date the ISO is granted or within one year from the date the ISO is exercised, the grantee will recognize ordinary income equal to the lesser of (a) the excess of the amount realized on the disposition over the price paid for the shares or (b) the excess of the fair market value of the shares subject to such disposition on the date the ISO was exercised over the price paid for the shares. Any additional gain realized on the disposition will be long term capital gain or short term capital gain, depending on the time period over which the grantee has held the shares. In such case, SunTrust ordinarily will be entitled to a tax deduction for the same amount that the grantee recognizes as ordinary income.

If the shares transferred upon the exercise of an ISO are disposed of after the ISO holding periods referred to above have been satisfied, long term capital gain or long term capital loss is recognized on the disposition. SunTrust will not be entitled to a federal income tax deduction as a result of such a disposition.

The grantee will recognize ordinary income upon the exercise of an NQO equal to the excess of the fair market value of the shares of SunTrust common stock purchased at exercise over the option price for such stock unless the sale of the stock at a profit within 6 months after the “purchase” of the shares subject to the NQO could subject the grantee to a suit under Section 16(b) of the Securities Exchange Act of 1934, in which event the grantee either will need to make an election to be taxed on such spread at the time of such purchase pursuant to Section 83(b) of the Code or will recognize ordinary income equal to the excess of the fair market value of the stock on the earlier of the end of such 6-month period or the first date within such 6-month period on which the grantee could sell the stock at a profit without being subject to such a suit over the exercise price for the stock. The US Tax Court has held that the “purchase” of shares subject to an option for this purpose occurs when the option is granted. An employee will also recognize ordinary income upon exercising a SAR equal to the total of any cash received and the fair market value of any shares of the SunTrust common stock received.

Income tax withholding from the grantee is required on the income recognized by the grantee upon exercise of an NQO or a SAR. SunTrust ordinarily will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the grantee upon exercise of an NQO or a SAR or the ordinary income recognized by the grantee on the disposition of SunTrust common stock acquired pursuant to the exercise of an ISO before the end of the ISO holding period, all subject to the restrictions on deductibility described under “Performance-Based Compensation—Section 162(m) Requirements” below.

(b) Restricted Stock

A grantee will generally recognize ordinary income in an amount equal to the fair market value of the shares subject to the restricted stock grant at the time of vesting. Cash dividends paid to a grantee on shares of restricted stock are treated as ordinary income of the grantee in the year received. SunTrust will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the grantee, subject to the limitations on deductibility contained in Section 162(m).

(c) Stock Units

A grantee will recognize ordinary income in an amount equal to the cash payment made to the grantee pursuant to a stock unit grant, and SunTrust will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the grantee, subject to the limitations on deductibility contained in Section 162(m).

(d) Performance-Based Compensation—Section 162(m) Requirements

The terms of the 2004 Stock Plan are intended to allow the Committee to preserve SunTrust's tax deduction under certain events by complying with the terms of Section 162(m) of the Code and applicable regulations. The Committee, therefore, may ensure that grants of options, SARs, stock units and restricted stock to participants who are anticipated to be covered employees under the 2004 Stock Plan qualify as “performance-based compensation” for purposes of Section 162(m), unless the Committee determines it is preferable to do otherwise.

Shareholder Approval

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE AMENDMENTS TO THE 2004 STOCK PLAN.

RATIFICATION OF INDEPENDENT AUDITORS

(Item 3)

SunTrust’s auditors are appointed annually by the Audit Committee. The decision of the Audit Committee is based on a review of the qualifications, independence, past performance and quality controls of the auditor. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with SunTrust’s internal audit, as well as the estimated audit fees for the coming year. Management considers Ernst and Young LLP to be well qualified.

The Audit Committee has appointed Ernst and Young LLP as SunTrust’s independent auditors for the current year, which ends December 31, 2008, subject to ratification by a majority of the shares represented at the Annual Meeting. In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Ernst and Young LLP, it is contemplated that the appointment of Ernst and Young LLP for the year ending December 31, 2008 will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select other auditors for the following year.

Representatives of Ernst and Young LLP (our independent auditor for the current year as well as for the most recently completed year) are expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

Changes in Certifying Accountant

In 2006, the Audit Committee of the Board of Directors conducted a selection process related to its external independent auditor. On September 26, 2006, the Audit Committee selected Ernst and Young LLP to serve as our independent registered public accounting firm beginning with fiscal year 2007 and dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm effective upon PricewaterhouseCoopers LLP’s completion of its audit of our financial statements for the year ended December 31, 2006 and the filing by our 10-K for the year ended December 31, 2006. Our Audit Committee participated in and approved the decision to change its independent registered public accounting firm.

Regarding the Former Independent Auditor. The audit reports of PricewaterhouseCoopers LLP on our consolidated financial statements for the year ended December 31, 2006 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the 2 most recent fiscal years, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports on the financial statements for such years. During the 2 most recent fiscal years, there were no reportable events (as defined in Item 304(a)(1)(v) of SEC Regulation S-K).

Regarding the Newly-Engaged Independent Auditor. During the 2 full fiscal years and the subsequent period prior to engaging Ernst and Young LLP, we did not consult with Ernst and Young LLP regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us or oral advice was provided that Ernst and Young LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement or reportable event as defined in Item 304(a)(1)(iv) and (v) of SEC Regulation S-K.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management and the independent auditors for the year ended December 31, 2007, Ernst and Young LLP. Management represented to the Audit Committee that SunTrust’s consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The discussions with Ernst and Young LLP also included the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed this information with Ernst and Young LLP.

Based on the Audit Committee’s review of the representations of management and the report of Ernst and Young LLP and the Audit Committee’s discussions with management and Ernst and Young LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SunTrust’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2007.

Submitted by the Audit Committee of SunTrust’s Board of Directors.

M. Douglas Ivester, Chairman	J. Hicks Lanier	Karen Hastie Williams
Jeffrey C. Crowe	Frank S. Royal, M.D.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of SunTrust’s annual financial statements for the year ended December 31, 2006 and by Ernst and Young LLP for the year ended December 31, 2007, and fees billed for other services rendered by each of them during those periods.

	(In millions)
Year Ended December 31	2006	2007
Audit Fees(1)	$3.87	$4.08
Audit Related Fees(2)	$4.00	$2.89
Tax Fees(3)	$.40	$.51
All Other Fees(4)	$—	$.20
Total(5)	$8.27	$7.68

(1)

Audit Fees consist of fees billed for professional services rendered in connection with the audit of the annual consolidated financial statements of SunTrust, review of periodic reports and other documents filed with the SEC, including the quarterly financial statements included in Forms 10-Q, statutory audits or financial audits of subsidiaries, and services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)

The amount shown for 2007 includes $.29 paid in 2007 to PricewaterhouseCoopers LLP. Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of SunTrust’s financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, audits of SunTrust’s benefit plans, due diligence related to mergers, acquisitions and investments, and accounting consultations regarding the application of GAAP to proposed transactions and new products. The amount reported does not include the following amounts related to benefits plans and investment funds advised by SunTrust subsidiaries:

	(not in millions)
Year Ended December 31	2006	2007
benefit plan audits fees charged to and paid for by certain benefit plans	$295,370	$218,000
Form 5500 fees charged to and paid for by certain benefit plans	$43,750	$40,000
audit of and related fees charged to and paid for by certain investment funds advised by SunTrust subsidiaries	$0	$663,000

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered by the auditor for tax compliance and return assistance (IRS, state and local), tax advice and tax planning.

(4)	The amount shown for 2007 includes $.04 paid in 2007 to PricewaterhouseCoopers LLP.

(5)	The amount shown for 2007 includes $.33 paid in 2007 to PricewaterhouseCoopers LLP. Includes all fees known to us through February 11, 2008.

The Audit Committee has concluded the provision of the non-audit services listed above was compatible with maintaining the independence of Ernst and Young LLP.

Audit Committee Policy for Pre-approval of Independent Auditor Services

The Audit Committee of the Board of Directors is required to pre-approve all audit and non-audit services provided by SunTrust’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee.

STOCK OWNERSHIP OF CERTAIN PERSONS

Stock Ownership of Directors and Management

The following table sets forth the number and the percentage of shares of SunTrust common stock that were beneficially owned by the executive officers named in the Summary Compensation Table, by the directors and by all current directors and executive officers as a group, as of December 31, 2007. Also, as of December 31, 2007, none of our directors or executive officers beneficially own any shares of our preferred stock. Except as otherwise indicated, each director or executive officer possessed sole voting and investment power with respect to all shares set forth opposite his or her name.

Name	Options Exercisable Within 60 Days(1)	Rule 13d-3 Phantom Shares(1)(2)	Total Beneficial Ownership	Percent of Class(3)	Other Phantom Shares(4)
Robert M. Beall			8,800	*
J. Hyatt Brown(5)	6,000		79,800	*
Mark A. Chancy(6)	59,393		66,516	*	287
Alston D. Correll	6,000		23,318	*	13,280
Jeffrey C. Crowe(7)			6,000	*
Thomas C. Farnsworth, Jr.(8)	6,166		515,049	*	3,950
Patricia C. Frist(9)	6,000		11,374	*
Blake P. Garrett, Jr.(10)			138,283	*
David H. Hughes(11)	6,000		59,040	*
L. Phillip Humann(12)	772,000	50,000	1,311,927	*	12,313
E. Neville Isdell			5,000	*	3,826
M. Douglas Ivester	6,000		36,000	*	17,117
J. Hicks Lanier(13)			73,081	*	1,354
G. Gilmer Minor, III		1,817	23,013	*	1,817
Larry L. Prince(14)	6,000		9,090	*	19,222
William R. Reed, Jr.(15)	295,499		461,896	*	649
William R. Rogers, Jr.(16)	82,000		131,331	*	472
Frank S. Royal, M.D.	6,000	2,090	16,868	*
Timothy E. Sullivan(17)	61,000		62,354	*	214
James M. Wells III(18)	551,128		714,470	*	2,912
Karen Hastie Williams	2,000	1,817	6,917	*	2,590
Phail Wynn, Jr.			14,011	*
All Directors and Executive Officers as a Group (26 persons)(19)	2,053,099	57,324	3,970,808	1.14%	79,955

*	Less than 1% of the outstanding shares of SunTrust common stock.

(1)	Pursuant to SEC Rule 13d-3, persons are deemed to beneficially own shares are the subject of stock options or phantom stock exercisable within 60 days.

(2)

A number of SunTrust directors and executive officers participate in plans that are accounted for using phantom shares of SunTrust common stock. They have either received awards or deferred the receipt of fees payable to them, with their ultimate payout determined as if such awards or deferred fees had been invested in shares of SunTrust common stock. Amount reported includes phantom shares credited under the Crestar Financial Corporation Directors’ Equity Program and gain share accounts under the NCF Deferred Compensation Plan.

(3)

Based on 349,699,793 shares of SunTrust common stock outstanding on December 31, 2007, plus an aggregate of 2,160,423 shares that are the subject of stock options or phantom stock exercisable within 60 days following such date, pursuant to SEC Rule 13d-3.

(4)

A number of SunTrust directors and executive officers participate in plans that are accounted for using phantom shares of SunTrust common stock. They have either received awards or deferred the receipt of fees payable to them, with their ultimate payout determined as if such awards or deferred fees had been invested in shares of SunTrust common stock. Amount reported includes phantom shares credited under SunTrust’s 401(k) Excess Plan, the SunTrust Directors Deferred Compensation Plan, the NCF Deferred Compensation Plan, and restricted stock units granted under the SunTrust 2004 Stock Plan.

(5)	Includes 72,600 shares owned jointly by Mr. Brown’s spouse, who has shared voting power over such shares.

(6)	Includes 6,399 shares owned by Mr. Chancy’s spouse, who has shared voting power over such shares, and 724 shares held for the benefit of Mr. Chancy under SunTrust’s 401(k) Plan.

(7)	Includes 6,000 shares over which Mr. Crowe has shared voting power.

(8)	Includes 247 shares owned by Mr. Farnsworth’s spouse. Mr. Farnsworth disclaims beneficial ownership of these shares.

(9)	Includes 74 shares owned by Mrs. Frist’s spouse, who has sole voting and investment power over such shares. Mrs. Frist disclaims beneficial ownership of these shares.

(10)

Includes 49,679 shares held in custodial accounts for the benefit of Mr. Garrett’s children and 5,399 shares held for the benefit of Mr. Garrett’s grandchildren, over which Mr. Garrett has sole voting and investment control. Includes 31 shares held in trust for the benefit of an immediate family member. Mr. Garrett disclaims beneficial ownership of these shares. Also includes 962 shares owned by a family limited partnership and 348 shares owned by a corporation, over which shares Mr. Garrett shares voting and investment power.

(11)	Includes 16,779 shares owned by Mr. Hughes’ spouse, who has sole voting and investment power over such shares.

(12)

Includes (i) 31,907 shares held for the benefit of Mr. Humann under SunTrust’s 401(k) Plan, (ii) 33,200 shares owned by his spouse, (iii) 25,489 shares held in trust by spouse for the benefit of immediate family over which he has shared investment power, and (iv) 150,000 shares owned by a limited partnership for which he has shared voting and investment power. Mr. Humann has no voting power over 33,200 shares owned by his spouse and 25,489 shares held in trust for immediate family.

(13)

Includes 38,495 shares in a family foundation of which Mr. Lanier is Chairman. Mr. Lanier shares voting and investment power with respect to these shares. Also includes 25,604 shares held in trust for family members. Mr. Lanier disclaims beneficial ownership of these shares.

(14)	Includes 1,090 shares owned by Mr. Prince’s spouse, for which Mr. Prince disclaims beneficial ownership.

(15)

Includes 30,197 shares held for the benefit of Mr. Reed under SunTrust’s 401(k) Plan. Also includes 136,200 shares owned by Mr. Reed’s spouse over which Mr. Reed has shared voting and investment power, and for which Mr. Reed disclaims beneficial ownership.

(16)

Includes 6,412 shares held for the benefit of Mr. Rogers under SunTrust’s 401(k) Plan, 3,200 shares of common stock equivalents granted in exchange for restricted stock, and 60 shares held in a custodial account for the benefit of his minor children.

(17)	Includes 640 shares held for the benefit of Mr. Sullivan under SunTrust’s 401(k) Plan.

(18)	Includes 1,143 shares held for the benefit of Mr. Wells under SunTrust’s 401(k) Plan. Also includes 12,267 shares owned by Mr. Wells’ spouse. Mr. Wells disclaims beneficial ownership of these shares.

(19)	Includes the following number of shares which are held in a margin account or which have been pledged: Mr. Brown, 72,600; Mr. Farnsworth, 100,000; Mr. Reed, 121,200, and Dr. Royal, 2,400.

Stock Ownership of Principal Shareholder

The following sets forth certain information concerning the only person known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of SunTrust common stock as of December 31, 2007.

Name and Address	Shares Beneficially Owned		Percent of Class
SunTrust Bank	21,720,672	(1)(2)	6.17%
303 Peachtree St., N.E
Atlanta, Georgia 30308

(1)

Includes 8,782,254 shares owned beneficially by SunTrust Bank, a subsidiary of SunTrust, in various fiduciary or agency capacities. Of such amount, SunTrust Bank had sole or shared voting power with respect to 8,043,561 and 333,274 shares, respectively, and had sole and shared investment discretion with respect to 4,945,869 and 2,867,394 shares, respectively. SunTrust disclaims any beneficial interest in any of such shares. Other subsidiaries of SunTrust are deemed to own beneficially the following number of shares of SunTrust: GenSpring Family Offices, 1,455,007; SunTrust Investment Services, 6,011; and Trusco Capital Management, 1,767,129; these amounts are owned by each such subsidiary and therefore are not included in the amount reported as owned by SunTrust Bank in the table above.

(2)

Includes 12,938,418 shares held by SunTrust Bank as trustee under SunTrust’s 401(k) Plan. Shares of SunTrust common stock allocated to a participant’s 401(k) Plan account are voted by the trustee in accordance with instructions from such participant, and shares for which there are no instructions from participants are not voted.

Equity Compensation Plans

The following table provides information as of December 31, 2007 with respect to the shares of SunTrust common stock that may be issued under SunTrust’s existing equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders(1)	16,058,146	$65.79	8,460,772	(2)(3)
Equity Compensation Plans Not Approved by Shareholders	0	0	0
Total	16,058,146	$65.79	8,460,772

(1)	Consists of the 1995 Stock Plan, the 2000 Stock Plan and the 2004 Stock Plan, as well as other plans assumed by SunTrust in connection with certain corporate mergers.

(2)

Includes shares available for future issuance under the 2004 Stock Plan. As of December 31, 2007, an aggregate of 8,460,772 shares of SunTrust common stock were available for issuance under the 2004 Stock Plan, of which up to 925,356 shares may, but need not, be granted as restricted stock. In addition, any shares of stock subject to an option which remain unissued after the cancellation, expiration or exchange of such option and any restricted shares which are forfeited again become available for use under the 2004 Stock Plan. There will be no further issuances under the 1986 Executive Stock Plan, the 1995 Stock Plan, the 2000 Stock Plan or any plans assumed through mergers.

(3)	There were additional grants of stock options under the 2004 Stock Plan in February 2008.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Compensation Committee Interlocks and Insider Participation

Messrs. Correll, Hughes, Minor and Prince comprised the entire Compensation Committee during all of 2007. Each of them is an independent, outside director. None of them is a current or former officer or employee of SunTrust.

During 2007, SunTrust’s bank subsidiary engaged in customary banking transactions and had outstanding loans to certain of SunTrust’s directors, executive officers, members of the immediate families of certain directors and executive officers, and their associates. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to SunTrust. In the opinion of management, these loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Policies and Procedures for Approval of Related Party Transactions

We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than our best interests and our shareholders. Therefore, our Board of Directors has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $120,000 when aggregated with all similar transactions, or (3) loans made by SunTrust Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the General Counsel and may be consummated or may continue only (i) if the Governance Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by our Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors. The Governance Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of SunTrust.

Transactions with Related Persons, Promoters, and Certain Control Persons

We generally consider credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. We use the following guidelines to determine the impact of a credit relationship on a director’s independence. We presume that extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence. In other words, we do not consider normal, arms’-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons not related to the lender. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Our Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

In addition, we do not consider as independent any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O. We also do not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from, SunTrust for property or services in an amount which, in any fiscal year, is greater than 2% of such director’s company’s consolidated gross revenues.

In 2007, SunTrust paid approximately $387,500 in insurance brokerage fees to Brown & Brown, a publicly-held company that is more than 10%-owned by one of our directors, Mr. Hyatt Brown, and of which Mr. Brown serves as Chief Executive Officer. The insurance brokerage fees which we paid to Brown & Brown were the ordinary and customary fees for such services and related to the placement of several commercial property insurance programs. We chose to place this insurance through Brown & Brown because they are our customer and because we believe their efforts have reduced the amount of our insurance premiums. In 2008, we also expect to place some or all of our corporate property insurance through Brown & Brown, although the exact amount of the fees we expect to pay to Brown & Brown will depend on the amount of insurance they place for us and is not known at this time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires SunTrust’s directors, executive officers and any persons who own more than 10% of SunTrust’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To SunTrust’s knowledge, based solely on a review of the reports furnished to SunTrust, or written representations from reporting persons that all reportable transaction were reported, SunTrust believes that during the fiscal year ended December 31, 2007 SunTrust’s officers, directors and greater than 10 percent owners timely filed all reports they were required to file under Section 16(a); except that Mr. Coords, our former Chief Risk Officer, filed one report covering a single transaction one day late.

ADDITIONAL INFORMATION

Proxy Solicitation

SunTrust will bear the cost of soliciting proxies. SunTrust has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $9,500 plus expenses. Proxies may also be solicited by SunTrust employees. Proxies may be solicited by mail and by telephone call.

Next Year’s Annual Meeting

Next year’s Annual Meeting of Shareholders of SunTrust is expected to be held at 9:30 a.m. on Tuesday, April 28, 2009 in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia.

Shareholder Nominations for Election to the Board

Any shareholder entitled to vote for the election of directors may nominate persons for election to the Board. In accordance with our Bylaws, nominations must be made in writing and must be delivered to or mailed to and received by SunTrust’s Corporate Secretary not less than 120 days prior to the first anniversary of the date on which SunTrust first mailed its proxy materials for the preceding year’s annual meeting of shareholders. This Proxy Statement and the enclosed proxy are being first mailed to SunTrust’s shareholders on or about March 6, 2008. Therefore, shareholder nominations for election at next year’s annual meeting must be received no later than the close of business on November 6, 2008. Nominations must include the following information: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee and an explanation of how the proposed nominee meets the criteria used by SunTrust for the selection of directors as set forth in the subsection “Director Selection Process”; (iii) the total number of shares of SunTrust common stock that, to your knowledge, will be voted for the proposed nominee; (iv) the total number of shares of SunTrust common stock that, to your knowledge, are owned by the proposed nominee; (v) the signed consent of the proposed nominee to serve, if elected; (vi) your name and residence address; (vii) the number of shares of SunTrust common stock owned by you; and (viii) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for the election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Shareholder Proposals for Next Year’s Meeting

Inclusion in Next Year’s Proxy Statement. A shareholder who desires to have his or her proposal included in next year’s Proxy Statement must deliver the proposal to SunTrust’s principal executive offices (at the address noted below) no later than the close of business on November 6, 2008. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in SunTrust’s stock transfer records), the number of SunTrust shares beneficially owned by the shareholder and a description of any material direct or indirect financial or other interest that the shareholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to SunTrust Banks, Inc., Post Office Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary.

Presentation at Meeting. For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s Annual Meeting, SEC rules generally permit management to vote proxies in its discretion (1) provided SunTrust advises shareholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter, if SunTrust receives notice of the proposal before the close of business on November 6, 2008; and (2) provided SunTrust advises shareholders in next year’s Proxy Statement that such proxy will confer such authority and if SunTrust does not receive notice of the proposal before the close of business on November 6, 2008.

Record Date; Shares Outstanding

Each common shareholder of record at the close of business on February 20, 2008 is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of SunTrust common stock entitles the holder to one vote on any matter coming before a meeting of SunTrust shareholders, and our Perpetual Preferred Stock, Series A generally does not vote. On February 20, 2008, the record date for the Annual Meeting, there were [            ] shares of SunTrust common stock outstanding.

Quorum and Voting

Quorum. The presence, either in person or by proxy, of a majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. Abstentions and broker non-votes will be counted as “shares present” in determining whether a quorum exists at the Annual Meeting.

Vote Required. If a quorum is present, the vote of a plurality of the votes cast by the shares entitled to vote is necessary for the election of directors (Item 1). Under NYSE regulations, the proposal to amend the SunTrust Banks, Inc. 2004 Stock Plan (Item 2) requires (i) the affirmative vote of holders of a majority of the votes cast on the proposal, and (ii) that the total votes cast on the proposal represents over 50% of all shares entitled to vote. For the ratification of the appointment of Ernst and Young LLP as independent auditors (Item 3), if a quorum is present, then the matter will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

Broker Non-Votes. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. Under New York Stock Exchange rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers or other nominees who are New York Stock Exchange members are expected to have discretionary voting power for the election of directors (Item 1) and for the ratification of Ernst and Young LLP as our independent auditors (Item 3), but are not expected to have discretionary voting authority with respect to the proposal to amend the SunTrust Banks, Inc. 2004 Stock Plan (Item 2). As a result, if you do not provide specific voting instructions to your record holder, New York Stock Exchange rules will allow the record holder to vote the shares in its discretion on Item 1 (Election of Directors), and Item 3 (Ratification of Independent Auditors), but not on Item 2 (Proposal to Amend the SunTrust Banks, Inc. 2004 Stock Plan), and your shares will be considered a “broker non-vote” on that proposal.

Effect of Abstentions and Broker Non-Votes. If your shares are treated as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on Item 1 (Election of Directors) or Item 3 (Ratification of Independent Auditors). Broker non-votes also will not affect the outcome of the voting on Item 2 (Proposal to Amend the SunTrust Banks, Inc. 2004 Stock Plan); however broker non-votes will not count for purposes of meeting the NYSE vote requirement with respect to Item 2 (Proposal to Amend the SunTrust Banks, Inc. 2004 Stock Plan) that the total votes cast on the proposal represent over 50% of all shares entitled to vote. Abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval of Item 2 and, accordingly, have the effect of a vote against Item 2. If a quorum is present, abstentions have no effect on the outcome of voting for directors or the ratification of the independent auditor.

Only shareholders of record on the record date, the close of business on February 20, 2008 will be entitled to ask questions at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you must obtain and bring to the Annual Meeting a proxy or other evidence of ownership from your broker or nominee giving you the right to vote such shares if you wish to ask a question.

Other Matters

The Board of Directors knows of no other matters which will be brought before this Annual Meeting. If other matters are properly introduced, the persons named in the enclosed proxy will vote on such matters as the Board recommends.

February 29, 2008.

Appendix A

SUNTRUST BANKS, INC. 2004 STOCK PLAN

AS AMENDED AND RESTATED THROUGH FEBRUARY 12, 2008

This document is a restatement of the SunTrust Banks, Inc. 2004 Stock Plan as approved by shareholders on April 20, 2004 that incorporates amendments adopted by the Board of Directors through February 12, 2008. As noted in this document, some of the amendments are subject to the approval of the shareholders at the annual meeting to be held in April 2008.

SECTION 1. BACKGROUND AND PURPOSE

The name of this Plan is the SunTrust Banks, Inc. 2004 Stock Plan. The purpose of this Plan is to promote the interests of SunTrust and its Subsidiaries through grants to Employees and Directors of Options to purchase Stock, grants of Stock Appreciation Rights and grants of Restricted Stock and Stock Units in order (1) to attract and retain Employees and Directors, (2) to provide an additional incentive to each Employee and Director to work to increase the value of Stock and (3) to provide each Employee and Director with a stake in the future of SunTrust which corresponds to the stake of each of SunTrust’s shareholders.

SECTION 2. DEFINITIONS

Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

2.1. Board — means the Board of Directors of SunTrust.

2.2. Change in Control — means a change in control of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of SunTrust or any successor of SunTrust; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of SunTrust approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of SunTrust shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of SunTrust) or any dissolution or liquidation of SunTrust or any sale or the disposition of 50% or more of the assets or business of SunTrust; or (iv) the shareholders of SunTrust approve any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of SunTrust immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 2.2(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of SunTrust common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 2.2(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 2.2(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of SunTrust by the persons described in Section 2.2(iv)(A) immediately before the consummation of such transaction.

2.3. Code — means the Internal Revenue Code of 1986, as amended.

2.4. Committee — means a Committee of the Board to which the responsibility to administer this Plan is delegated by the Board and which shall consist of at least two members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and each of whom shall be (or be treated as) an “outside director” for purposes of Section 162(m) of the Code.

2.5. Covered Employee — means an Employee whom the Committee on the date he or she is granted an Option, an SAR, Restricted Stock or Stock Units deems likely to be a “covered employee” (within the meaning of Section 162(m) of the Code) as of any date on or after the date of such grant.

2.6. Director — means a member of the Board who is not an employee of SunTrust or any Subsidiary or Parent Corporation.

2.7. Employee — means a select employee of SunTrust or any Subsidiary whose performance is, in the judgment of the Committee acting in its absolute discretion, directly or indirectly material to the success of SunTrust or such Subsidiary and who is not a Ten Percent Shareholder.

2.8. Exchange Act — means the Securities Exchange Act of 1934, as amended.

2.9 Fair Market Value — means (1) the closing price on any date for a share of Stock as reported by The Wall Street Journal under the New York Stock Exchange Composite Transactions quotation system (or under any successor quotation system) or, if Stock is no longer traded on the New York Stock Exchange, under the quotation system under which such closing price is reported or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (2) such closing price as so reported in accordance with Section 2.9(1) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price, (3) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. If the closing price for a share of Stock is misquoted or omitted by the applicable publication, the Committee shall directly solicit the information from officials of the stock exchange or from other informed independent market sources.

2.10. ISO — means an Option granted under Section 7 of this Plan to purchase Stock which is evidenced by an Option Agreement which provides that the Option is intended to satisfy the requirements for an incentive stock option under Section 422 of the Code.

2.11. NQO — means an Option granted under Section 7 of this Plan to purchase Stock which is evidenced by an Option Agreement which provides that the Option shall not be treated as an incentive stock option under Section 422 of the Code.

2.12. Option — means an ISO or a NQO.

2.13. Option Agreement — means the written agreement or instrument which sets forth the terms of an Option granted to an Employee or Director under this Plan.

2.14. Option Price — means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.15. Parent Corporation — means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) of SunTrust.

2.16. Plan — means this SunTrust Banks, Inc. 2004 Stock Plan, as amended from time to time.

2.17. Predecessor Plan — means the SunTrust Banks, Inc. 2000 Stock Plan as in effect on the effective date of this Plan and as thereafter amended.

2.18. Restricted Stock — means Stock granted to an Employee or Director pursuant to Section 8 of this Plan.

2.19. Rule 16b-3 — means the exemption under Rule 16b-3 to Section 16(b) of the Exchange Act or any successor to such rule.

2.20. Stock — means the One Dollar ($1.00) par value common stock of SunTrust.

2.21. Stock Agreement — means the written agreement or instrument which sets forth the terms of a Restricted Stock grant or Stock Unit grant to an Employee or Director under this Plan.

2.22. Stock Appreciation Right or SAR — means a right which is granted pursuant to the terms of Section 7 of this Plan to the appreciation in the Fair Market Value of a share of Stock in excess of the SAR Share Value for such a share.

2.23. SAR Agreement — means the written agreement or instrument which sets forth the terms of a SAR granted to an Employee under this Plan.

2.24. SAR Share Value — means the figure which is set forth in each SAR Agreement and which is no less than the Fair Market Value of a share of Stock on the date the related SAR is granted.

2.25. Stock Unit — means a contractual right granted to an Employee or Director pursuant to Section 8 to receive a cash payment based on the Fair Market Value of the number of shares of Stock described in such grant.

2.26. Subsidiary — means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of SunTrust except a corporation which has subsidiary corporation status under Section 424(f) of the Code exclusively as a result of SunTrust or a SunTrust subsidiary holding stock in such corporation as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency.

2.27. SunTrust — means SunTrust Banks, Inc., a Georgia corporation, and any successor to such corporation.

2.28. Ten Percent Shareholder — means a person who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either SunTrust, a Subsidiary or a Parent Corporation.

SECTION 3. SHARES RESERVED UNDER PLAN

3.1. Shares. There shall (subject to Section 11) be reserved for issuance under this Plan (a) 19,000,000 shares of Stock plus (b) the number of shares of Stock which would remain available for issuance under the Predecessor Plan if shares were issued on the effective date of this Plan sufficient to satisfy all grants then outstanding under the Predecessor Plan plus (c) the number of shares of Stock subject to grants under the Predecessor Plan which are outstanding on the effective date of this Plan and which are forfeited or expire on or after such effective date in accordance with the terms of such grants; provided, however, only the shares of Stock described in Section 3.1(a) shall be issued in connection with the exercise of ISOs and nothing in this Plan shall affect any grants under the Predecessor Plan which are outstanding on the effective date of this Plan until such time, if any, that any shares of Stock subject to such grants are forfeited or grants respecting any shares of Stock expire on or after such effective date in accordance with the terms of such grants.

3.2. Source of Shares. The shares of Stock described in Section 3.1 shall be reserved to the extent that SunTrust deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by SunTrust. Furthermore, any shares of Stock issued pursuant to a Restricted Stock grant which are forfeited thereafter shall again become available for issuance under this Plan, but (a) any shares of Stock used to satisfy a withholding obligation under Section 14.4 shall not again become available under Section 3.1 for issuance under this Plan, (b) any shares of Stock which are tendered to SunTrust to pay the Option Price of an Option or which are tendered to SunTrust in satisfaction of any condition to a grant of Restricted Stock shall not become available under Section 3.1 for issuance under this Plan and (c) the number of shares of Stock available for issuance under Section 3.1 shall be reduced on a share-by-share basis for each SAR granted; provided, however, if an SAR is forfeited, the related share of Stock shall again become available for issuance under this Plan.

3.3. Use of Proceeds. The proceeds which SunTrust receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of SunTrust.

3.4. Predecessor Plan. No grants shall be made under the Predecessor Plan on or after the date this Plan becomes effective.

SECTION 4. EFFECTIVE DATE

This Plan became effective on April 20, 2004, the date the shareholders of SunTrust (acting at a duly called meeting of such shareholders) approved the adoption of this Plan. The Board of Directors has subsequently amended this Plan and amendments to Sections 3.1 and 8.1(b) are not effective until approved by the shareholders of SunTrust at the 2008 annual meeting.

SECTION 5. COMMITTEE

This Plan shall be administered by the Committee. Subject to the provisions of this Plan (including Sections 11, 12, 13 and 14), the Committee shall have the power, authority, and sole and exclusive discretion to construe, interpret and administer this Plan, including without limitation, the power and authority to make factual determinations relating to Plan grants and correct mistakes in Option, SAR or Stock Agreements, and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances. Such actions of the Committee shall be binding on SunTrust, on each affected Employee and Director and on each other person directly or indirectly affected by such action. The Committee may delegate such powers and duties, whether ministerial or discretionary, as the Committee may deem appropriate, including, but not limited to, authorizing the Committee’s delegate to execute agreements evidencing the grant of Options, SARs, Restricted Stock and Stock Units or other documents on the Committee’s behalf.

SECTION 6. ELIGIBILITY

Employees shall be eligible for the grant of Options, SARs, Restricted Stock and Stock Units under this Plan. Directors shall be eligible for the grant of Options, Restricted Stock and Stock Units under this Plan.

SECTION 7. OPTIONS AND SARs

7.1. Options. The Committee acting in its absolute discretion shall have the right to grant Options to Employees and Directors under this Plan from time to time to purchase shares of Stock, and Options may be granted for any reason the Committee deems appropriate under the circumstances, including in lieu of compensation otherwise payable in cash. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan. All Options granted to Directors shall be NQO. If the exercise of an Option is subject to the satisfaction of a minimum service and a minimum performance requirement, the minimum service requirement shall be at least 1 year and, if the exercise of an Option is subject to the satisfaction of only a minimum service requirement, the minimum service requirement shall be at least 3 years unless the Committee in either case determines that a shorter period of service (or no period of service) better serves the interests of SunTrust.

7.2. $100,000 Limit. The aggregate Fair Market Value of ISOs granted to an Employee under this Plan and incentive stock options granted to such Employee under any other stock option plan adopted by SunTrust, a Subsidiary or a Parent Corporation which first become exercisable in any calendar year (which begins on or after January 1, 2004) shall not exceed $100,000. Such Fair Market Value figure shall be determined by the Committee on the date the ISO or other incentive stock option is granted, and the Committee shall interpret and administer the limitation set forth in this Section 7.2 in accordance with Section 422(d) of the Code.

7.3. Share Limitations.

(a) Employees. An Employee may not be granted in any calendar year Options, or SARs, or one or more Options and SARs in any combination which in the aggregate relate to more than 250,000 shares of Stock.

(b) Directors. The Directors as a group may not over the life of this Plan be issued in the aggregate more than 500,000 nonforfeitable shares of Stock in connection with the exercise of Options and Restricted Stock grants.

7.4. Option Price and Exercise Period.

(a) Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted. The Option Price shall be payable in full upon the exercise of any Option. Except in accordance with the provisions of Section 11 of this Plan, the Committee shall not, absent the approval of SunTrust’s shareholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the Option Price of any outstanding Option or to make a tender offer for any Option if the Option Price for such Option on the effective date of such tender offer exceeds the Fair Market Value of a share of Stock subject to such Option.

(b) Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Agreement, but no Option Agreement shall make an Option exercisable before the date such Option is granted or on or after the date which is the tenth anniversary of the date such Option is granted. In the discretion of the Committee, an Option Agreement may provide for the exercise of an Option after the employment of an Employee or the status of an individual as a Director has terminated for any reason whatsoever, including death or disability.

7.5. Method of Exercise.

(a) Committee Rules. An Option may be exercised as provided in this Section 7.5 pursuant to procedures (including, without limitation, procedures restricting the frequency or method of exercise) as shall be established by the Committee or its delegate from time to time for the exercise of Options.

(b) Notice and Payment. An Option shall be exercised by delivering to the Committee or its delegate during the period in which such Option is exercisable, (1) written notice of exercise in a form acceptable to the Committee indicating the specific number of shares of Stock subject to the Option which are being exercised and (2) payment in full of the Option Price for such specific number of shares. An Option Agreement, at the discretion of the Committee, may provide for the payment of the Option Price by any of the following means:

(1) in cash, electronic funds transfer or a check acceptable to the Committee;

(2) in Stock which has been held by the Employee or Director for a period acceptable to the Committee and which Stock is otherwise acceptable to the Committee, provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment;

(3) through a broker-facilitated cashless exercise procedure acceptable to the Committee; or

(4) in any combination of the methods described in this Section 7.5(b) which is acceptable to the Committee.

Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed stock certificate for such Stock is delivered to the Committee or, if payment is effected through a certification of ownership of Stock in lieu of a stock certificate, on the date the Option is exercised.

(c) Restrictions. The Committee may from time to time establish procedures for restricting the exercise of Options on any given date as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests or for any other reason the Committee or its delegate deems appropriate or necessary.

7.6. Nontransferability. Except to the extent the Committee deems permissible under Section 422(b) of the Code and Rule 16b-3 and consistent with the best interests of SunTrust, neither an Option granted under this Plan nor any related surrender rights nor any SAR shall be transferable by an Employee or a Director other than by will or by the laws of descent and distribution, and any grant by the Committee of a request by an Employee or a Director for any transfer (other than a transfer by will or by the laws of descent and distribution) shall be conditioned on the transfer not being made for value or consideration. Any such Option grant and surrender rights under this Plan and any SAR granted under this Plan shall be exercisable during an Employee’s or a Director’s lifetime, as the case may be, only by (subject to the first sentence in this Section 7.6) the Employee or the Director, provided that in the event an Employee or a Director is incapacitated and unable to exercise such Employee’s or Director’s Option or SAR, such Employee’s or Director’s legal guardian or legal representative whom the Committee (or its delegate) deems appropriate based on all applicable facts and circumstances presented to the Committee (or its delegate) may exercise such Employee’s or such Director’s Option or SAR, in accordance with the provisions of this Plan and the applicable Option Agreement or SAR Agreement. The person or persons to whom an Option or a SAR is transferred by will or by the laws of descent and distribution (or pursuant to the first sentence of this Section 7.6) thereafter shall be treated as the Employee or the Director under this Plan.

7.7. SARs and Surrender Rights.

(a) SARs and SAR Share Value.

(1) The Committee acting in its absolute discretion may grant an Employee a SAR which will give the Employee the right to the appreciation in one, or more than one, share of Stock, and any such appreciation shall be measured from the related SAR Share Value. The Committee shall have the right to make any such grant subject to such additional terms as the Committee deems appropriate, and such terms shall be set forth in the related SAR Agreement.

(2) Each SAR granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related SAR Agreement, but no SAR Agreement shall make an SAR exercisable before the date such SAR is granted or on or after the date which is the tenth anniversary of the date such SAR is granted. In the discretion of the Committee, an SAR Agreement may provide for the exercise of an SAR after the employment of an Employee or the status of an individual as a Director has terminated for any reason whatsoever, including death or disability.

(3) Except in accordance with the provisions of Section 11 of this Plan, the Committee shall not, absent the approval of SunTrust’s shareholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the SAR Share Value of any outstanding SAR or to make a tender offer for any SAR if the SAR Share Value for such SAR on the effective date of such tender offer exceeds the Fair Market Value of a share of Stock subject to such SAR.

(4) If the exercise of an SAR is subject to the satisfaction of a minimum service and a minimum performance requirement, the minimum service requirement shall be at least 1 year and, if the exercise of an SAR is subject to the satisfaction of only a minimum service requirement, the minimum service requirement shall be at least 3 years unless the Committee in either case determines that a shorter period of service (or no period of service) better serves the interests of SunTrust.

(b) Option Surrender Rights. The Committee acting in its absolute discretion also may incorporate a provision in an Option Agreement to give an Employee the right to surrender his or her Option in whole or in part in lieu of the exercise (in whole or in part) of that Option to purchase Stock on any date that

(1) the Fair Market Value of the Stock subject to such Option exceeds the Option Price for such Stock, and

(2) the Option to purchase such Stock is otherwise exercisable.

(c) Procedure. The exercise of a SAR or a surrender right in an Option shall be effected by the delivery of the related SAR Agreement or Option Agreement to the Committee (or to its delegate) together with a statement signed by the Employee which specifies the number of shares of Stock as to which the Employee, as appropriate, exercises his or her SAR or exercises his or her right to surrender his or her Option and (at the Employee’s option) how he or she desires payment to be made with respect to such shares.

(d) Payment. An Employee who exercises his or her SAR or right to surrender his or her Option shall (to the extent consistent with an exemption under Rule 16b-3) receive a payment in cash or in Stock, or in a combination of cash and Stock, equal in amount on the date such exercise is effected to (i) the number of shares of Stock with respect to which, as applicable, the SAR or the surrender right is exercised times (ii) the excess of the Fair Market Value of a share of Stock on such date over, as applicable, the SAR Share Value for a share of Stock subject to the SAR or the Option Price for a share of Stock subject to an Option. The Committee acting in its absolute discretion shall determine the form and timing of such payment, and the Committee shall have the right (1) to take into account whatever factors the Committee deems appropriate under the circumstances, including any written request made by the Employee and delivered to the Committee (or to its delegate) and (2) to forfeit an Employee’s right to payment of cash in lieu of a fractional share of Stock if the Committee deems such forfeiture necessary in order for the surrender of his or her Option under this Section 7.7 to come within an exemption under Rule 16b-3. Any cash payment under this Section 7.7 shall be made from SunTrust’s general assets, and an Employee shall be no more than a general and unsecured creditor of SunTrust with respect to such payment.

(e) Restrictions. Each SAR Agreement and each Option Agreement which incorporates a provision to allow an Employee to surrender his or her Option shall incorporate such additional restrictions on the exercise of such SAR or surrender right as the Committee deems necessary to satisfy the conditions to the exemption under Rule 16b-3.

SECTION 8. RESTRICTED STOCK AND STOCK UNITS

8.1. Committee Action.

(a) General. The Committee acting in its absolute discretion shall have the right to grant Restricted Stock and Stock Units to Employees and Directors under this Plan from time to time.

(b) Limitations. Subject to the rules set forth in Section 3 and Section 7.3(b), no more than 7,800,000 nonforfeitable shares of Stock shall be issued pursuant to Restricted Stock grants, and no cash payments shall be made with respect to more than 7,800,000 shares of Stock pursuant to Stock Unit grants. In addition, no Restricted Stock grant may be made to an Employee in any calendar year with respect to more than 100,000 shares of Restricted Stock, and the Fair Market Value of the shares of Stock described in any Stock Unit grant to any Employee shall not exceed $1,000,000 on the date as of which the grant is made. Each Restricted Stock grant and each Stock Unit grant shall be evidenced by a Stock Agreement, and each Stock Agreement shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Employee’s or Director’s interest in the related Stock or cash payment will be forfeited; provided, if the vesting of a Restricted Stock grant or Stock Unit grant is subject to the satisfaction of a minimum service and a minimum performance requirement, the minimum service requirement shall be at least 1 year and, if the vesting of a Restricted Stock grant or a Stock Unit grant is subject to the satisfaction of only a minimum service requirement, the minimum service requirement shall be at least 3 years unless the Committee in either case determines that a shorter period of service (or no period of service) better serves the interests of SunTrust.

8.2. Conditions.

(a) Issuance Conditions for Restricted Stock. The Committee acting in its absolute discretion may make the issuance of Restricted Stock to an Employee or Director subject to the satisfaction of one, or more than one, objective employment, performance or other grant condition (which may or may not include performance criteria described in Section 8.2(c)) which the Committee deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such condition and the deadline for satisfying each such condition.

(b) Forfeiture Conditions for Restricted Stock and Stock Units. The Committee may make Restricted Stock issued to an Employee or Director or the cash otherwise payable under any Stock Unit grant subject to one, or more than one, objective employment, performance or other forfeiture condition (which may or may not include any performance goals described in Section 8.2(c)) which the Committee acting in its absolute discretion deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such forfeiture condition and the deadline for satisfying each such forfeiture condition. An Employee’s or Director’s nonforfeitable interest in the shares of Stock issued pursuant to a Restricted Stock grant or the cash payment due under any Stock Unit grant shall depend on the extent to which each such condition is timely satisfied. Each share of Stock issued pursuant to a Restricted Stock grant shall again become available under Section 3 if such share is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under Section 3 as of the date of such failure. When a Stock certificate is issued for shares of Restricted Stock, such certificate shall be issued subject to (i) the conditions, if any, described in this Section 8.2(b) and Section 8.2(c) to, or for the benefit of, the Employee or Director and (ii) a stock power in favor of SunTrust in order for SunTrust to effect any forfeitures of such Restricted Stock called for under this Section 8.2(b).

(c) Performance Goals.

(1) A performance goal is described in this Section 8.2(c) if such goal relates to (i) SunTrust’s return over capital costs or increases in return over capital costs, (ii) SunTrust’s total earnings or the growth in such earnings, (iii) SunTrust’s consolidated earnings or the growth in such earnings, (iv) SunTrust’s earnings per share or the growth in such earnings, (v) SunTrust’s net earnings or the growth in such earnings, (vi) SunTrust’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (vii) SunTrust’s earnings before interest and taxes or the growth in such earnings, (viii) SunTrust’s consolidated net income or the growth in such income, (ix) the value of SunTrust’s Stock or the growth in such value, (x) SunTrust’s Stock price or the growth in such price, (xi) SunTrust’s return on assets or the growth on such return, (xii) SunTrust’s total shareholder return or the growth in such return, (xiii) SunTrust’s expenses or the reduction of expenses, (xiv) SunTrust’s sales growth, (xv) SunTrust’s overhead ratios or changes in such ratios, (xvi) SunTrust’s expense-to-sales ratios or the changes in such ratios, (xvii) SunTrust’s economic value added or changes in such value added, or (xviii) such other financial performance measures deemed appropriate by the Committee. A performance goal described in this Section 8.2(c)(1) may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and may relate to SunTrust as a whole or one or more operating units of SunTrust.

(2) When the Committee determines whether a performance goal has been satisfied for any period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of SunTrust, discontinued operations, and the cumulative effects of accounting changes. The Committee may also adjust any performance goal for a period as it deems equitable in recognition of unusual or non-recurring events affecting SunTrust, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in SunTrust paying non-deductible compensation to an Employee).

(3) If the Committee determines that a performance goal has been satisfied and the satisfaction of such goal was intended to meet the requirements of Section 162(m) of the Code, the Committee shall certify that the goal has been satisfied in accordance with the requirements set forth under such section of the Code.

8.3. Dividends and Voting Rights.

(a) Cash Dividends. Each Stock Agreement which evidences a Restricted Stock grant shall state whether the Employee or Director shall have a right to receive any cash dividends which are paid after any shares of Restricted Stock are issued to him or to her and before the first day that the Employee’s or Director’s interest in such Stock is forfeited completely or becomes completely nonforfeitable. If such a Stock Agreement provides that an Employee or Director has no right to receive a cash dividend when paid, such agreement shall set forth the conditions, if any, under which the Employee or Director will be eligible to receive one, or more than one, payment in the future to compensate the Employee or Director for the fact that he or she had no right to receive any cash dividends on his or her Restricted Stock when such dividends were paid. If such a Stock Agreement calls for any such payments to be made, SunTrust shall make such payments from SunTrust’s general assets, and the Employee or Director shall be no more than a general and unsecured creditor of SunTrust with respect to such payments. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a cash dividend is paid on the shares of Stock described in a Stock Unit grant, such cash dividend shall be treated as reinvested in shares of Stock and shall increase the number of shares of Stock described in such Stock Unit grant.

(b) Stock Dividends. If a Stock dividend is declared on a share of Restricted Stock, such Stock dividend shall be treated as part of the grant of the related Restricted Stock, and an Employee’s or Director’s interest in such Stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes nonforfeitable. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a Stock dividend is declared on any shares of Stock described in a Stock Unit grant, such dividend shall increase the number of shares of Stock described in such Stock Unit grant.

(c) Non-cash and Non-Stock Dividends. If a dividend is paid on a share of Restricted Stock or on a share of Stock described in a Stock Unit grant other than in cash or Stock, the disposition of such dividend with respect to such Restricted Stock grant and the treatment of such dividend with respect to such Stock Unit grant shall be effected in accordance with such rules as the Committee shall adopt with respect to each such dividend.

(d) Voting Rights. An Employee or Director shall have the right to vote shares of Restricted Stock which have been issued pursuant to Section 8.2(b) before his or her interest in such Stock has been forfeited or has become nonforfeitable.

(e) Nontransferability. No Restricted Stock grant and no shares issued pursuant to a Restricted Stock grant shall be transferable by an Employee or a Director other than by will or by the laws of descent and distribution before an Employee’s or Director’s interest in such shares have become completely nonforfeitable, and no interests in a Stock Unit grant shall be transferable other than by will or the laws of descent and distribution except as otherwise provided in the related Stock Agreement.

(f) Creditor Status. An Employee or a Director to whom a Stock Unit is granted shall be no more than a general and unsecured creditor of SunTrust with respect to any cash payment due under such grant.

8.4 Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be Restricted Stock at such time as an Employee’s or Director’s interest in such Stock becomes nonforfeitable under this Plan, and the certificate representing such share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8.2(b) or Section 8.3 and shall be transferred to the Employee or Director.

SECTION 9. SECURITIES REGISTRATION

Each Option Agreement, SAR Agreement and Stock Agreement shall provide that, upon the receipt of shares of Stock as a result of the exercise of an Option (or any related surrender right) or a SAR or the satisfaction of the forfeiture conditions under a Stock Agreement for Restricted Stock, the Employee or Director shall, if so requested by SunTrust, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by SunTrust, shall deliver to SunTrust a written statement satisfactory to SunTrust to that effect. As for Stock issued pursuant to this Plan, SunTrust at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to an Employee or Director under the Securities Act of 1933, as amended, or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to an Employee or Director; however, SunTrust shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by an Employee.

SECTION 10. LIFE OF PLAN

No Option or SAR or Restricted Stock or Stock Unit shall be granted under this Plan on or after the earlier of

(1) the tenth anniversary of the date the Board adopts this Plan, in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options (and any related surrender rights) and SARs have been exercised in full or no longer are exercisable and all Restricted Stock and Stock Unit grants under this Plan have been forfeited or the forfeiture conditions on the related Stock or cash payments have been satisfied in full, or

(2) the date on which all of the Stock reserved under Section 3 of this Plan has (as a result of the exercise of all Options (and any related surrender rights) and all SARs granted under this Plan and the satisfaction of the forfeiture conditions on Restricted Stock) been issued or no longer is available for use under this Plan and all cash payments due under any Stock Unit grants have been paid or forfeited, in which event this Plan also shall terminate on such date.

SECTION 11. ADJUSTMENT

11.1. Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan, the grant limitations described in Section 7.3 and Section 8.1 of this Plan, the number, kind or class (or any combination thereof) of shares of Stock subject to Options or SARs granted under this Plan and the

Option Price of such Options and the SAR Share Value of such SARs as well as the number, kind or class of shares of Stock subject to Restricted Stock grants and the number, kind or class of shares of Stock described in Stock Unit grants under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of SunTrust, including, but not limited to, such changes as stock dividends or stock splits.

11.2. Mergers. The Board as part of any corporate transaction described in Code Section 424(a) shall have the right to adjust (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) the number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan and the grant limitations described in Section 7.3 and Section 8.1 of this Plan. Furthermore, the Board as part of any corporate transaction described in Code Section 424(a) shall have the right to adjust (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) the number, kind or class (or any combination thereof) of shares of Stock underlying any Restricted Stock and Stock Unit grants previously made under this Plan and any related grant conditions and forfeiture conditions, and the number, kind or class (or any combination thereof) of shares subject to Option and SAR grants previously made under this Plan and the related Option Price and SAR Share Value for each such Option and SAR, and, further, shall have the right (in any manner which the Board in its discretion deems consistent with Code Section 424(a) and without regard to the grant limitations described in Section 7.3 or Section 8.1 of this Plan) to make Restricted Stock, Stock Unit, Option and SAR grants to effect the assumption of, or the substitution for, restricted stock, stock unit, option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such restricted stock, stock unit, option or stock appreciation rights grants.

11.3. Fractional Shares. If any adjustment under this Section 11 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options, SAR grants and Restricted Stock grants shall be the next lower number of shares of Stock, rounding all fractions downward. Any adjustment made under this Section 11 by the Board shall be conclusive and binding on all affected persons.

SECTION 12. CHANGE IN CONTROL

If there is a Change in Control and the Board determines that no adequate provision has been made as part of such Change in Control for either the assumption of the Options, SARs, Restricted Stock and Stock Unit grants outstanding under this Plan or for the granting of comparable, substitute stock options, stock appreciation rights and restricted stock and stock unit grants, (1) each outstanding Option and SAR at the direction and discretion of the Board (a) may (subject to such conditions, if any, as the Board deems appropriate under the circumstances) be cancelled unilaterally by SunTrust in exchange for the number of whole shares of Stock (and cash in lieu of a fractional share), if any, which each Employee would have received if on the date set by the Board he or she had exercised his or her SAR in full or if each Employee’s and each Director’s Option included a right to surrender his or her outstanding Option in full under Section 7.7 of this Plan and such Option had been surrendered in full or (b) may be cancelled unilaterally by SunTrust if the Option Price or SAR Share Value equals or exceeds the Fair Market Value of a share of Stock on such date and (2) the conditions, if any, for the issuance of Restricted Stock and the conditions, if any, for making nonforfeitable all outstanding Restricted Stock grants and all Stock Unit grants may be deemed completely satisfied on the date set by the Board.

SECTION 13. AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the shareholders of SunTrust to the extent such approval is required under applicable law, Code Section 422, Rule 16b-3 or any applicable stock exchange rule. The Board also may suspend the granting of Options, SARs, Restricted Stock and Stock Units under this Plan at any time and may terminate this Plan at any time. The Board or the Committee shall have the right to modify, amend or cancel (retroactively or prospectively) any Option, SAR, Restricted Stock or Stock Unit granted before such suspension or termination if (1) the Employee or Director consents in writing to such modification, amendment or cancellation (except that in no case can Options be repriced either by cancellation and regrant or by lowering the exercise price of a previously granted award) or (2) there is a dissolution or liquidation of SunTrust or a transaction described in Section 11 or Section 12 of this Plan. Suspension or termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it with respect to Options, SARs or surrender rights, Restricted Stock or Stock Units granted under this Plan prior to the date of such suspension or termination.

SECTION 14. MISCELLANEOUS

14.1. Shareholder Rights. No Employee or Director shall have any rights as a shareholder of SunTrust as a result of the grant of an Option or a SAR under this Plan or his or her exercise of such Option or SAR pending the actual delivery of the Stock subject to such Option to such Employee or Director. Subject to Section 8.4, an Employee’s or Director’s rights as a shareholder in the shares of Stock related to a Restricted Stock grant which is effective shall be set forth in the related Stock Agreement.

14.2. No Contract of Employment or Director Status. The grant of an Option, SAR, Restricted Stock or Stock Unit to an Employee or a Director under this Plan shall not constitute a contract of employment or an agreement to continue his or her status as an Employee or a Director and shall not confer on an Employee or Director any rights in addition to those rights, if any, expressly set forth in the Option Agreement which evidences his or her Option, the SAR Agreement which evidences his or her SAR or the Stock Agreement related to his or her Restricted Stock or Stock Unit grant.

14.3. Share Retention Guidelines. Shares of Stock acquired by an Employee under this Plan upon the exercise of an Option (or related surrender rights) or SAR or upon a grant of Restricted Stock becoming nonforfeitable may be subject to share retention guidelines established by SunTrust.

14.4. Withholding. The exercise of any Option or SAR granted under this Plan and the acceptance of a Restricted Stock or Stock Unit grant shall constitute an Employee’s or Director’s full and complete consent to whatever action the Committee deems necessary to satisfy the minimum federal and state tax withholding requirements, if any, which the Committee acting in its discretion deems applicable to such exercise or such Restricted Stock or Stock Unit grant. The Committee also shall have the right to provide in an Option Agreement, SAR Agreement or Stock Agreement that an Employee or Director may elect to satisfy minimum federal and state tax withholding requirements, if any, through a reduction in the number of shares of Stock actually transferred, or the cash payments to be made, to him or to her under this Plan, and any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under Rule 16b-3.

14.5 Construction.

(a) Governing Law. This Plan shall be construed under the laws of the State of Georgia (excluding its choice-of-law rules) to the extent not superseded by federal law.

(b) Invalid Provisions. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(c) Conflicts. In the event of a conflict between the terms of this Plan and any Option Agreement, Stock Agreement or SAR Agreement, the terms of the Plan shall prevail.

.

000004		000000000.000000 ext	000000000.000000 ext
		000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)
ADD 1		Electronic Voting Instructions
ADD 2
ADD 3		You can vote by Internet or telephone!
ADD 4		Available 24 hours a day, 7 days a week!
ADD 5 ADD 6		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 29, 2008.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	123456	C0123456789	12345

ÀIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,À DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors to serve until the Annual Meeting of Shareholders in 2009.

01 - Patricia C. Frist	02 - Blake P. Garrett, Jr.	03 - M. Douglas Ivester	+
04 - Karen Hastie Williams

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

	01	02	03	04
☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Proposal to approve the amendments to the S unTrust Banks, Inc. 2004 Stock Plan.	☐	☐	☐	3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for 2008.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign this Proxy exactly as your name or names appear hereon; if shares are held jointly, all joint owners must sign. An executor, administrator, trustee, guardian, or other person signing in a representative capacity, must give his or her full title. A corporation must sign in full corporate name by its president or other authorized officer. A partnership must sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ÀIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,À DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SUNTRUST BANKS, INC.

Annual Meeting of Shareholders to be Held April 29, 2008.

This Proxy is Solicited by the Board of Directors.

The undersigned hereby appoints Mark A. Chancy and Raymond D. Fortin, and each of them, proxies with full power of substitution, to vote for the undersigned all shares of the Common Stock of SunTrust Banks, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 29, 2008, at 9:30 a.m. local time, in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, and at any adjournments thereof, upon the matters described on the reverse hereof and in the accompanying Proxy Statement dated February 29, 2008, and upon any other business that may properly come before such Annual Meeting or any adjournments thereof.

Pursuant to the Proxy Statement, said proxies are directed to vote as indicated on the reverse hereof, and otherwise as the Board of Directors may recommend with respect to any other business that may properly come before the meeting or at any adjournment thereof. By the execution of this Proxy, I acknowledge receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated February 29, 2008 and a copy of the SunTrust Banks, Inc. 2007 Annual Report.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

(Continued and to be signed on the other side)

.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

À PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. À
A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors to serve until the Annual Meeting of Shareholders in 2009.

01 - Patricia C. Frist	02 - Blake P. Garrett, Jr.	03 - M. Douglas Ivester	+
04 - Karen Hastie Williams

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

	01	02	03	04
☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Proposal to approve the amendments to the SunTrust Banks, Inc. 2004 Stock Plan.	☐	☐	☐	3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for 2008.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign this Proxy exactly as your name or names appear hereon; if shares are held jointly, all joint owners must sign. An executor, administrator, trustee, guardian, or other person signing in a representative capacity, must give his or her full title. A corporation must sign in full corporate name by its president or other authorized officer. A partnership must sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ÀPLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOMÀ PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SUNTRUST BANKS, INC.

Annual Meeting of Shareholders to be Held April 29, 2008.

This Proxy is Solicited by the Board of Directors.

The undersigned hereby appoints Mark A. Chancy and Raymond D. Fortin, and each of them, proxies with full power of substitution, to vote for the undersigned all shares of the Common Stock of SunTrust Banks, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 29, 2008, at 9:30 a.m. local time, in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, and at any adjournments thereof, upon the matters described on the reverse hereof and in the accompanying Proxy Statement dated February 29, 2008, and upon any other business that may properly come before such Annual Meeting or any adjournments thereof.

Pursuant to the Proxy Statement, said proxies are directed to vote as indicated on the reverse hereof, and otherwise as the Board of Directors may recommend with respect to any other business that may properly come before the meeting or at any adjournment thereof. By the execution of this Proxy, I acknowledge receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated February 29, 2008 and a copy of the SunTrust Banks, Inc. 2007 Annual Report.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

(Continued and to be signed on the other side)

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DESIGNATION (IF ANY)
ADD 1		Electronic Voting Instructions
ADD 2
ADD 3		You can vote by Internet or telephone!
ADD 4		Available 24 hours a day, 7 days a week!
ADD 5 ADD 6		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 29, 2008.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	123456	C0123456789	12345

ÀIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,À DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors to serve until the Annual Meeting of Shareholders in 2009.

01 - Patricia C. Frist	02 - Blake P. Garrett, Jr.	03 - M. Douglas Ivester	+
04 - Karen Hastie Williams

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

	01	02	03	04
☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Proposal to approve the amendments to the SunTrust Banks, Inc. 2004 Stock Plan.	☐	☐	☐	3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for 2008.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign this instruction exactly as your name or names appear to the left.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

February 29, 2008

To our employee shareholders:

As employees, and as shareholders through the SunTrust 401(k) Plan, your interest in the continuing success of our Company is clear. It is important that you vote your shares on the important issues to be brought before the Annual Meeting of Shareholders to be held April 29, 2008.

The “Instructions to the SunTrust Banks, Inc. 401(k) Plan Trustee” card enclosed gives you the guidelines you need. Please note that the Plan Trustee can vote your shares only if you vote. Choose the method most convenient for you – by Internet, telephone or mail.

In addition, we are sending you the Proxy Statement describing the business of the 2008 Annual Meeting.

You may view an electronic copy of the SunTrust Banks, Inc. 2007 Annual Report at BENE Online. If you would like to request a free paper copy of the SunTrust Banks, Inc. 2007 Annual Report, contact BENE at 800-818-2363 or use BENE Online.

Sincerely,

James M. Wells III

President and

Chief Executive Officer

ÀIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,À DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SUNTRUST BANKS, INC. 401(k) PLAN TRUSTEE

The undersigned hereby directs that all shares of SunTrust Banks, Inc. Common Stock allocated to his/her account under the SunTrust Banks, Inc. 401(k) Plan be voted at the SunTrust Banks, Inc. Annual Meeting of Shareholders to be held April 29, 2008, and at any adjournment thereof, in accordance with the following instructions for the matters described herein. For any other business that may properly come before the Annual Meeting, all such shares shall be voted as the Board of Directors may recommend. This instruction is solicited by the Board of Directors. If you do not return your card, the Plan Trustee will not vote your shares.

The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated February 29, 2008 and access to a free paper copy of the SunTrust Banks, Inc. 2007 Annual Report.

(Continued and to be signed on the other side)